Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of May 15, 2020 (the “Agreement Effective Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.

J. C. Penney Company, Inc., a company incorporated under the Laws of Delaware (“JCP”), and each of its affiliates listed on Exhibit B to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting First Lien Lenders (the Entities in this clause (i), collectively, the “Company Parties”);

ii.

certain entities that together with their affiliates and their and their affiliates’ respective accounts and funds managed or advised by any of them that hold First Lien Notes Claims, or other entities that hold First Lien Notes Claims directly or indirectly on behalf of the undersigned entities, their affiliates and their and their affiliates’ respective accounts and funds managed or advised by any of them, and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting First Lien Noteholders”); and

iii.

certain entities that together with their affiliates and their and their affiliates’ respective accounts and funds managed or advised by any of them that hold Term Loan Claims, or other entities that hold Term Loan Claims directly or indirectly on behalf of the undersigned entities, their affiliates and their and their affiliates’ respective accounts and funds managed or advised by any of them, and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company (collectively, the “Consenting Term Lenders” and together with the Consenting First Lien Noteholders, the “Consenting First Lien Lenders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting First Lien Lenders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto, including all exhibits and annexes thereto (the “RSA Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring”);

WHEREAS, the Company Parties intend to implement the Restructuring, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”);

WHEREAS, certain of the Consenting First Lien Lenders and/or their affiliates have further agreed to provide, on a committed basis, the Company Parties with superpriority debtor-in-possession financing (the “DIP Facility”) on the terms set forth in the term sheet attached as Annex 2 to the RSA Term Sheet (the “DIP Term Sheet”);

WHEREAS, the Restructuring also contemplates the: (i) formation and implementation of the REIT on the terms that shall be set forth in a term sheet (the “REIT Term Sheet” and such transactions as described in this Agreement and the REIT Term Sheet, the “REIT Transaction”); (ii) implementation of the JCP Exit Facilities and the REIT Exit Loan on the terms set forth in the RSA Term Sheet; (iii) issuance of the New JCP Common Stock on the terms that shall be set forth in a term sheet (the “New JCP Governance Term Sheet”); (iv) issuance of the REIT Interests on the terms set forth in the RSA Term Sheet and as shall be set forth in a term sheet (such term sheet, the “REIT Governance Term Sheet” and, together with the REIT Term Sheet, and the New JCP Governance Term Sheet, the “Term Sheets”);

WHEREAS, the Parties shall act in good faith to negotiate and finalize the terms of the Term Sheets that are not finalized as of the Agreement Effective Date as soon as practicable;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the RSA Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any person, or any other person, which indirectly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, (x) the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person or (y) solely with respect to Affiliates of Consenting First Lien Lenders, the investment or voting discretion or control with respect to discretionary accounts of such Person.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Credit Agreement, the First Lien Indenture, the Pari Passu Intercreditor Agreement, or the DIP Credit Agreement, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the RSA Term Sheet and all exhibits and annexes thereto).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any proposal, offer, bid, term sheet or agreement with respect to a sale, new-money investment, restructuring, reorganization, merger, acquisition, consolidation, dissolution, debt investment, equity investment, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to the Restructuring; provided that a “full-chain” liquidation shall not constitute an Alternative Restructuring Proposal; provided further that the 363 Sale Alternative shall not constitute an Alternative Restructuring Proposal.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Brokers” means a nationally recognized real estate broker specializing in retail properties and a nationally recognized real estate broker specializing in warehouse and distribution centers.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Business Plan Parameters” means the processes and parameters related to the Business Plan, including those related to vendor agreements, lessor agreements, and go-forward self-funding capability.

“Business Plan” means a reasonably detailed business plan for New JCP and the REIT.

“Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code.

“Cash Collateral Order” means the interim order of the Bankruptcy Court authorizing the use of Cash Collateral attached as Exhibit [_] hereto, in form and substance acceptable to the Required Consenting First Lien Lenders.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including but not limited to the DIP Claims, the Term Loan Claims, the First Lien Notes Claims, the Second Lien Notes Claims, and the Unsecured Notes Claims.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, in connection with any proposed Restructuring.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan in form and substance acceptable to the Required Consenting First Lien Lenders.

“Consenting First Lien Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” has the meaning set forth in Section 3.01.

“DIP Agent” means the “Administrative Agent,” as defined in the DIP Term Sheet.

“DIP Claims” means any Claim against the Debtors arising under, derived from, or based upon the DIP Facility and the DIP Credit Agreement.

“DIP Credit Agreement” means that certain post-petition debtor-in-possession credit agreement evidencing the DIP Facility entered into in accordance with the DIP Order (as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with its terms) terms and conditions of, and subject in all respects to the DIP Term Sheet and the DIP Order in form and substance acceptable to the Required Consenting First Lien Lenders.

“DIP Facility” has the meaning set forth in the preamble to this Agreement.

“DIP Lenders” has the meaning ascribed to it in the DIP Term Sheet.

“DIP Loan Documents” means the DIP Credit Agreement for the DIP Facility entered into in accordance with the DIP Order by the Company Parties and the lenders party thereto, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, which, on and after the Agreement Effective Date, shall be in form and substance acceptable to the Company Parties and the DIP Secured Parties and the Required Consenting First Lien Lenders.

“DIP Order” means the order of the Bankruptcy Court authorizing entry into the DIP Facility and the use of Cash Collateral on a final basis and incorporating the terms and conditions set forth in the DIP Credit Agreement and in form and substance acceptable to the DIP Agent and the Required Consenting First Lien Lenders.

“DIP Secured Parties” means the DIP Lenders together with the DIP Agent and [the Issuing Banks and the other Secured Parties (each as defined in the DIP Credit Agreement)].

“DIP Term Sheet” has the meaning set forth in the preamble to this Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Exit Costs” means the costs and expenses of emerging from the Chapter 11 Cases pursuant to the Plan, including, without limitation, accrued but unpaid professional fees, estimated additional professional fees (including transaction, success and similar fees), unpaid 503(b)(9) claims, contract and lease cure costs, and other accrued but unpaid administrative expenses.

“Exit Costs Estimate” means a good faith estimate prepared by the Company Parties and their advisors of the Exit Costs associated with the Plan.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“First Lien Debt” means, collectively, the First Lien Notes and the Term Loans.

“First Lien Indenture” means that certain Indenture, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among JCP, as issuer, certain of the Company Parties, as guarantors, and Wilmington Trust, National Association, as the trustee.

“First Lien Notes” means the 5.875% Senior Secured Notes, due 2023, outstanding under the First Lien Indenture.

“First Lien Notes Claim” means any Claim on account of the First Lien Notes.

“First Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the First Lien Indenture, together with its successors and permitted assigns.

“JCP” has the meaning set forth in the preamble to this Agreement.

“JCP Exit Facilities” means the New JCP ABL and the New JCP Term Loan, collectively, in form and substance acceptable to the Required Consenting First Lien Lenders.

“JCP Exit Facilities Documents” means, collectively, the New ABL Credit Agreement, the New Term Loan Credit Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the JCP Exit Facilities, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lease Optimization Plan” means a plan developed by the Company Parties and their advisors (including the applicable Broker) for the optimization of the Company Parties’ leased real estate including information regarding all discussions with existing landlords regarding lease modification or monetization.

“Market Test” means a market test process pursuant to which interest will be solicited regarding (a) providing new money debt financing to either New JCP or the REIT (including financing that would “take-out” any of the “take back” paper otherwise proposed for the Plan, (b) the sale or sale sale/leaseback of the Debtors’ owned distribution centers, (c) the provision of new capital to either New JCP or the REIT in exchange for equity in such entity, (d) the purchase of New JCP, the REIT or substantially all of the assets of either as a going concern, and (e) the purchase of all or part of the Debtors’ assets.

“Market Test Documents” means the all documents related to the Market Test, including any agreements documenting a transaction identified in the Market Test and any orders implementing such transaction.

“Milestones” means the milestones set forth in Section 4 of this Agreement.

“New JCP” means either (i) J. C. Penney Company, Inc., as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation or otherwise, on or after the Plan Effective Date, or (ii) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors in the Chapter 11 Cases and issue the New JCP Common Stock to be distributed pursuant to the Plan.

“New JCP ABL” has the meaning set forth on the RSA Term Sheet.

“New JCP ABL Credit Agreement” means that certain agreement evidencing the New JCP ABL in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement and the RSA Term Sheet (and all exhibits and annexes thereto) in form and substance acceptable to the Required Consenting First Lien Lenders.

“New JCP ABL Documents” means, collectively, the New JCPABL Credit Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the New JCP ABL, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“New JCP Common Stock” has the meaning set forth in the RSA Term Sheet.

“New JCP Common Stock Documents” means the definitive documentation with respect to the New JCP Common Stock to be issued in accordance with the Plan in form and substance acceptable to the Required Consenting First Lien Lenders.

“New JCP Governance Documents” means the organizational and governance documents for New JCP [and its subsidiaries], including, without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, and limited partnership agreements (or equivalent governing documents), which New JCP Governance Documents shall be in accordance with this Agreement, the RSA Term Sheet, and the New JCP Governance Term Sheet, in form and substance acceptable to the Required Consenting First Lien Lenders.

“New JCP Governance Term Sheet” has the meaning set forth in the preamble to this Agreement.

“New Organizational Documents” has the meaning set forth in the RSA Term Sheet.

“New JCP Term Loan” has the meaning set forth in the RSA Term Sheet.

“New JCP Term Loan Credit Agreement” means that certain agreement evidencing the New JCP Term Loan in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement and the RSA Term Sheet (and all exhibits and annexes thereto) in form and substance acceptable to the Required Consenting First Lien Lenders.

“New JCP Term Loan Documents” means, collectively, the New JCP Term Loan Credit Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the New JCP Term Loan, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“New REIT Governance Documents” means the organizational and governance documents for the REIT, including, without limitation, articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the REIT, which the New REIT Governance Documents shall be in accordance with this Agreement (including the RSA Term Sheet, and all exhibits and annexes thereto), all in form and substance acceptable to the Required Consenting First Lien Lenders.

“Owned Real Estate Optimization Plan” means a plan developed by the Company Parties and their advisors (including the Brokers) for the optimization of the Company Parties’ owned real estate including information regarding all indications of value received by a Company Party or their advisors for any such owned real estate in the last twelve months.

“Pari Passu Collateral Agent” means Wilmington Trust, National Association, together with its permitted successors in its capacity as collateral agent pursuant to the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of June 23, 2016, by and among inter alios, the Pari Passu Collateral Agent, JPMorgan Chase Bank, as Term Loan Authorized Representative for the Term Loan Secured Parties, Wilmington Trust, National Association, as Notes Authorized Representative for the Notes Secured Parties, and each of the additional Authorized Representatives party thereto from time to time, as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means each transfer of any Company Claims/Interests that meets the requirements of Section 9.01.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, all in form and substance acceptable to the Required Consenting First Lien Lenders.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“REIT” means a [newly formed] [] [corporation or statutory real estate investment trust], formed in accordance with the terms of the RSA Term Sheet, the REIT Term Sheet, and the REIT Governance Term Sheet.

“REIT Exit Loan” means the REIT Revolver and REIT Term Loan, collectively, in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Exit Loan Documents” means, collectively, the REIT Revolver Agreement, the REIT Term Loan Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the REIT Exit Loan, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Interests” has the meaning set forth in the RSA Term Sheet.

“REIT Interests Documents” means the definitive documentation with respect to the New REIT Interests to be issued in accordance with the Plan in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Revolver” has the meaning set forth in the RSA Term Sheet.

“REIT Revolver Agreement” means that certain agreement evidencing the REIT Revolver in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement, and the RSA Term Sheet (and all exhibits and annexes thereto) in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Revolver Documents” means, collectively, the REIT Revolver Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the REIT Revolver, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Term Loan” has the meaning set forth in the RSA Term Sheet.

“REIT Term Loan Agreement” means that certain agreement evidencing the REIT Term Loan in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement, and the RSA Term Sheet (and all exhibits and annexes thereto) in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Term Loan Documents” means, collectively, the REIT Term Loan Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the REIT Term Loan, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents in form and substance acceptable to the Required Consenting First Lien Lenders.

“REIT Transaction” has the meaning set forth in the recitals to this Agreement.

“Reorganized Debtor” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Required Consenting First Lien Lenders” means, as of the relevant date, Consenting First Lien Lenders holding at least 50.01% of the aggregate outstanding principal amount of First Lien Debt held by Consenting First Lien Lenders.

“Required DIP Lenders” means the Required Lenders, as defined in the DIP Term Sheet.

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“RSA Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Second Lien Indenture” means that certain Indenture, dated as of March 12, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among J. C. Penney Corporation, Inc., as issuer, certain of the Company Parties, as guarantors, and Wilmington Trust, National Association, as the trustee.

“Second Lien Notes” means the 8.625% Senior Secured Notes, due 2025, outstanding under the Second Lien Indenture.

“Second Lien Notes Claim” means any Claim on account of the Second Lien Notes.

“Second Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Second Lien Indenture, together with its successors and permitted assigns.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Term Lenders” means the lenders party from time to time to the Term Loan Credit Agreement.

“Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Term Loan Credit Agreement.

“Term Loan Claims” means any Claim on account of the Term Loans.

“Term Loan Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), dated as of June 23, 2016, by and among, inter alios, J. C. Penney Corporation, Inc., as borrower, certain of the Company Parties, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time.

“Term Loans” means loans outstanding under the Term Loan Credit Agreement.

“Term Sheets” has the meaning set forth in the recitals.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04, or 12.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the First Lien Notes.

“Unsecured Indenture” means that certain Indenture, dated as of September 15, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among JCP and J. C. Penney Corporation, Inc., as issuers and Wilmington Trust, National Association, as the trustee.

“Unsecured Notes” means the 8.125% Unsecured Notes, due 2025, outstanding under the Unsecured Indenture.

“Unsecured Notes Claim” means any Claim on account of the Unsecured Notes.

“Unsecured Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Unsecured Indenture, together with its successors and permitted assigns.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribe or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

(f)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(g)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(j)    the use of “include” or “including” is without limitation, whether stated or not.

Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties as of 12:01 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties and

(b)    Consenting First Lien Lenders with respect to at least 66 2/3% of the aggregate outstanding principal amount of First Lien Debt shall have executed and delivered counterpart signature pages of this Agreement.

Section 3.    Definitive Documents.

3.01.    The definitive documents governing the Restructuring shall include without limitation the following (collectively with any other material documents necessary to consummate the Restructuring, the “Definitive Documents”): (A) the Plan (and any and all exhibits, annexes, and schedules thereto); (B) the Plan Supplement (which shall include the form of the Management Incentive Plans, the form of the New Organizational Documents, [and the form of the New

Employment Agreements]; (C) the Confirmation Order; (D) the Disclosure Statement and the other Solicitation Materials; (E) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (F) all pleadings filed by the Company Parties in connection with the Chapter 11 Cases (or related orders) to the extent such pleadings seek relief in connection with the transactions contemplated herein, including the First Day Pleadings and all orders sought pursuant thereto; (G) the Cash Collateral Order; (H) the DIP Loan Documents; (I) the DIP Order; (J) the New JCP Common Stock Documents; (K) the New REIT Interests Documents; (L) the JCP Exit Facilities Documents; (M) the REIT Exit Loan Documents; (N) any other disclosure documents related to the issuance of the New JCP Common Stock; (O) any other disclosure documents related to the issuance of the New REIT Interests, and (P) any Market Test Documents.

3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to negotiation and completion. Upon completion, the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date shall otherwise be in form and substance consistent with the term sheets attached hereto and otherwise acceptable to the Company Parties and the Required Consenting First Lien Lenders. Each Party agrees that it shall act in good faith and use and undertake commercially reasonable efforts to negotiate and finalize the terms of the Definitive Documents that are not finalized as of the date hereof, provided that the Parties shall act in good faith to negotiate and finalize the terms of the Term Sheets that are not finalized as of the Agreement Effective Date as soon as practicable following the Petition Date.

Section 4.    Milestones.

4.01.    The following Milestones shall apply to the Restructuring unless extended or waived in writing by the Company Parties and the Required Consenting First Lien Lenders:

(a)    no later than May 16, 2020 the Debtors shall commence the Chapter 11 Cases;

(b)    no later than 14 Business Days after the Petition Date, the Debtors shall have filed a motion to retain Brokers acceptable to the Required Consenting First Lien Parties;

(c)    no later than 18 calendar days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order;

(d)    no later than June 15, 2020, the Debtors will have delivered a Lease Optimization Plan and an Owned Real Estate Optimization Plan, each in form and substance acceptable to the Required Consenting First Lien Lenders, to the Consenting First Lien Lenders.

(e)    no later than June 15, 2020 the Company Parties shall have delivered proposed Business Plan Parameters to the Consenting First Lien Lenders and the DIP Lenders;

(f)    no later than June 20, 2020 the Company Parties and the Required Consenting First Lien Lenders shall have agreed on acceptable Business Plan Parameters;

(g)    no later than July 8, 2020, the Company Parties shall have delivered a Business Plan (consistent with the acceptable Business Plan Parameters) to the Consenting First Lien Lenders and the DIP Lenders;

(h)    no later than July 14, 2020, the Company Parties and the Required Consenting First Lien Lenders shall have agreed on an acceptable Business Plan;

(i)    no later than 130 days after the Petition Date the Bankruptcy Court shall have entered an order either (A) approving the Disclosure Statement or (B) acceptable bidding procedures;

(j)    no later than 160 days after the Petition Date, the Bankruptcy Court shall have entered either (A) the Confirmation Order or (B) approving an acceptable sale or sales; and

(k)    no later than November 15, 2020 the Plan Effective Date shall have occurred.]

4.02.    The Milestones may be extended by the Company Parties with the prior written consent (email from counsel being sufficient) of the Required Consenting First Lien Lenders.

Section 5.    Commitments of the Consenting First Lien Lenders

5.01.    General Commitments and Waivers.

(a)    During the Agreement Effective Period, each Consenting First Lien Lender (severally and not jointly) agrees, in respect of all of its Company Claims/Interests, to:

(i)    support the Restructuring, including without limitation the REIT Transaction and the Market Test, and vote for or otherwise support any matter requiring approval to the extent necessary to implement the Restructuring;

(ii)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring from the Company Parties’ other First Lien Lenders;

(iii)    negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of, the Restructuring;

(iv)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement and to which it is required to be a party;

(v)    give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring, including, to the extent such Consenting First Lien Lenders holds First Lien Notes Claims or Term Loan Claims, directing the Pari Passu Collateral Agent, the First Lien Notes Trustee, and the Term Loan Agent, as applicable, to consent to adequate protection arrangements set forth in the [DIP Term Sheet/DIP Loan Documents];

(vi)    act in good faith to negotiate and finalize the terms of the Term Sheets that are not finalized as of the Agreement Effective Date as soon as practicable;

(vii)    use commercially reasonable efforts to cause the Company Parties to extend any offer made by the Company Parties to such Consenting First Lien Lender to all Consenting First Lien Lenders on a ratable basis; and

(b)    During the Agreement Effective Period, each Consenting First Lien Lender (severally and not jointly) agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring, including the DIP Facility; or (y) encourage any person or entity to do any of the foregoing;

(ii)    propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Company Claims/Interests, including rights or remedies arising from or asserting or bringing any Claims under or with respect to the Term Loan Credit Agreement or the First Lien Indenture that are inconsistent with this Agreement or the Definitive Documents;

(vi)    object to or commence any legal proceeding challenging the adequate protection granted or proposed to be granted to the holders of First Lien Note Claims and Term Loan Claims under the DIP Order or Cash Collateral Order; or

(vii)    object to or commence any legal proceeding challenging the liens or claims (including the priority thereof) granted or proposed to be granted to the DIP Lenders under the DIP Order or Cash Collateral Order.

5.02.    Commitments with Respect to Chapter 11 Cases.

(a)    During the Agreement Effective Period, each Consenting First Lien Lender (severally and not jointly) that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting First Lien Lenders of the Solicitation Materials:

(i)    vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)    not object to the Plan;

(iii)    support the mutual release, exculpation, and injunction provisions to be provided in the Plan;

(iv)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(v)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i),(ii), (iii), and (iv) above.

(b)    During the Agreement Effective Period, each Consenting First Lien Lender (severally and not jointly), in respect of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6.    Additional Provisions Regarding the Consenting First Lien Lenders’ Commitments.

6.01.    Generally. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting First Lien Lenders to consult with any other Consenting First Lien Lenders, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting First Lien Lenders to assert or raise any objection permitted under this Agreement in connection with the Restructuring; and (c) prevent any Consenting First Lien Lenders from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

6.02.    DIP Facility. Capitalized terms used but not defined in this Section 6.02 shall have the meaning set forth in the DIP Term Sheet, the DIP Loan Documents, the DIP Order, or the Cash Collateral Order, as applicable.

(a)    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall affect the rights of the DIP Agent and the DIP Lenders under the DIP Order or the DIP Loan Documents and to the extent of any conflict between this Agreement and the DIP Order or the DIP Loan Documents, the DIP Order or the DIP Loan Documents, as applicable, shall govern.

(b)    Each of the Consenting First Lien Lenders irrevocably consents to (i) the DIP Facility as set forth in the DIP Term Sheet, (ii) entry of the DIP Order, and (iii) entry of the Cash Collateral Order.

Section 7.    Commitments of the Company Parties.

7.01.    Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)    support and take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with this Agreement;

(b)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)    use best efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring;

(d)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement;

(e)    use commercially reasonable efforts to seek additional support for the Restructuring from their other material First Lien Lenders to the extent reasonably prudent;

(f)    provide counsel to the Consenting First Lien Lenders a reasonable opportunity to review draft copies of all First Day Pleadings and all other material pleadings filed by the Company Parties in the Chapter 11 Cases

(g)    provide on the first day of each month an updated Exit Costs Estimate to the Consenting First Lien Lenders;

(h)    provide the Consenting First Lien Lenders with drafts of the Lease Optimization Plan and the Owned Real Estate Optimization Plan no later than the Friday of each week beginning with June 1, 2020, consult with the Consenting First Lien Lenders and their advisors regarding the same, and consider in good faith all suggestions of the Consenting First Lien Lenders and their advisors regarding the same; and

(i)    Extend any offer made to one or more Consenting First Lien Lenders to all Consenting First Lien Lenders (on a pro rata basis).

7.02.    Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(b)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring described in, this Agreement or the Definitive Documents;

(c)    modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)    file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Section 8.    Additional Provisions Regarding Company Parties’ Commitments.

8.01.    Notwithstanding anything to the contrary in this Agreement, if a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel determines that applicable Law or its fiduciary obligations under applicable Law requires taking an action prohibited by this Agreement or refraining from taking an action required by this Agreement, the relevant Company Party may terminate this Agreement in accordance with Section 12.02(B) of this Agreement.

8.02.    Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions or negotiations of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiation with holders of Claims against or Equity Interests in a Company Party (including any Consenting First Lien Lenders), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring or Alternative Restructuring Proposals.

8.03.    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.    Transfer of Interests and Securities.

9.01.    During the Agreement Effective Period, no Consenting First Lien Lender shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)    the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting First Lien Lender; and

(b)    either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting First Lien Lender and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

9.02.    Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.    This Agreement shall in no way be construed to preclude the Consenting First Lien Lenders from acquiring additional Company Claims/Interests; provided, however, that such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting First Lien Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting First Lien Lender).

9.04.    This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting First Lien Lender to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.    Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee; and (c) the Transfer otherwise is a Permitted Transfer. To the extent that a Consenting First Lien Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting First Lien Lender without the requirement that the transferee be a Permitted Transferee.

9.06.    Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.    Representations and Warranties of Consenting First Lien Lenders. Each Consenting First Lien Lender severally, and not jointly, represents and warrants that, as of the date such Consenting First Lien Lender executes and delivers this Agreement and as of the Plan Effective Date:

(a)    it (or its affiliates and its and their respective accounts and funds managed by any of them or other entities that hold interests directly or indirectly on behalf of its affiliates its and their respective accounts and funds managed by any of them): (i) is the direct or indirect beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting First Lien Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9); and (ii) has the full power and authority to act on behalf of, vote and consent to matters concerning such Company Claims/Interests;

(b)    such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction (including, for the avoidance of doubt, any placement “on loan”), right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting First Lien Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(c)    solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting First Lien Lenders in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.    Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Plan Effective Date:

(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement; and

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.    Termination Events.

12.01.    Consenting First Lien Lenders Termination Events. This Agreement may be terminated by the Required Consenting First Lien Lenders by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)    the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for ten (10) Business Days after such terminating Consenting First Lien Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for thirty (30) calendar days after such terminating Consenting First Lien Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Consenting First Lien Lenders group if a holder of such Consenting First Lien Lenders group sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)    the Bankruptcy Court enters an order denying confirmation of the Plan;

(d)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting First Lien Lenders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)    the Company Parties lose access to the use of Cash Collateral in accordance with the Cash Collateral Order, subject to any applicable remedies notice period;

(f)    the Company Parties lose access to the use of the DIP Facility in accordance with the DIP Order, subject to any applicable remedies notice period; or

(g)    subject to any extension set forth in Section 4.02, the failure of the Company Parties to comply with a Milestone, which Milestone has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of a holder included in the applicable the terminating Consenting First Lien Lenders group in violation of its obligations under this Agreement.

12.02.    Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)    the breach in any material respect by one or more of the Consenting First Lien Lenders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting First Lien Lenders of notice of such breach;

(b)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by the Company Parties if any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)    the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.    Individual Termination. Any individual Consenting First Lien Lender may terminate this Agreement, as to itself only, by the delivery to counsel to the Company Parties and the Consenting First Lien lenders of a written notice setting forth the basis for such termination:

(a)    in the event that the Required Consenting First Lien Lenders agree to extend or waive a Milestone or to amend this Agreement to remove a Milestone, any Consenting First Lien Lender that has not agreed to such extension, waiver, or removal may terminate this Agreement as to itself by notice delivered within the earlier of (X) five Business Days after such extension, waiver, or removal and (Y) the second Business Day after such Milestone would have been required to occur but for such waiver, extension, or removal; provided that any such termination must occur before the satisfaction of such Milestone;

(b)    if the Company Parties fail to meet any Milestone (and such Milestone is not extended, waived, or removed in accordance with the terms of this Agreement) then any Consenting First Lien Lender may terminate this Agreement as to itself by notice delivered within five Business Days of such Milestone failure;

(c)    if such Consenting First Lien Lender has not consented to the form and substance of the Lease Optimization Plan or the Owned Real Estate Optimization Plan by June 15, 2020, such Consenting First Lien Lender may terminate this Agreement as to itself by notice delivered no later than June 22, 2020;or

(d)    if such Consenting First Lien Lender has not consented to the form and substance of the Plan, such Consenting First Lien Lender may terminate this Agreement as to itself by notice delivered no later than five Business Days after such Plan is filed with the Bankruptcy Court by a Company Party.

12.04.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting First Lien Lenders; and (b) each Company Party.

12.05.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date. This Agreement shall also automatically terminate in the event that Consenting First Lien Lenders representing a majority of the aggregate outstanding principal amount of First Lien Debt that was held by Consenting First Lien Lenders as of the Agreement Effective Date exercise their individual termination rights pursuant to Section 12.03.

12.06.    Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise; provided, however, any Consenting First Lien Lender withdrawing or changing its vote pursuant to this Section 12.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting First Lien Lender from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting First Lien Lenders, and (b) any right of any Consenting First Lien Lender, or the ability of any Consenting First Lien Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting First Lien Lenders. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.    Amendments and Waivers.

(a)    This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by each Company Party and the Required Consenting First Lien Lenders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting First Lien Lender in a manner different from the effect on the Company Claims/Interests held by other Consenting First Lien Lenders, then the consent of each such affected Consenting First Lien Lender shall also be required to effectuate such modification, amendment, waiver or supplement.

(c)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.    Miscellaneous.

14.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the RSA Term Sheet, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern. In the event of any inconsistency between the RSA Term Sheet (without reference to the exhibits, annexes, and schedules thereto) and the exhibits, annexes, and schedules thereto, such exhibits, annexes, and schedules thereto shall govern. In the event of any inconsistency between the terms of this Agreement (including all exhibits, annexes, and schedules hereto) and the Plan, the terms of the Plan shall govern.

14.03.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

14.04.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in federal or state courts located in the City of New York, Borough of Manhattan. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a final order or judgment by the Bankruptcy Court.

14.06.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.    Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting First Lien Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting First Lien Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.10.    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)     if to a Company Party, to:

J. C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attn: Brandy Treadway

E-mail address: btreadwa@jcp.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:    Joshua Sussberg

Christopher Marcus

Aparna Yenamandra

E-mail address:         joshua.sussberg@kirkland.com;

         christopher.marcus@kirkland.com;

         aparna.yenamandra@kirkland.com

(b)     if to a Consenting First Lien Lender, to the address set forth on such Consenting First Lien Lenders’ signature page hereto:

with copies to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn:    Dennis F. Dunne

Andrew M. Leblanc

Thomas R. Kreller

Brian Kinney

E-mail address:         ddunne@milbank.com

         aleblanc@milbank.com

         tkreller@milbank.com

         bkinney@milbank.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.    Independent Due Diligence and Decision Making. Each Consenting First Lien Lenders hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.    Waiver. If the Restructuring are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.    Capacities of Consenting First Lien Lenders. Each Consenting First Lien Lender has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting First Lien Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.20.    Publicity. The Company Parties will submit to counsel to the Consenting First Lien Lenders all press releases, public filings, or public announcements, in each case, to be made relating to this Agreement or the transactions contemplated hereby and any amendments thereof in advance of release and will consult with such counsel with respect to such communications. For the avoidance of doubt, such press releases, public filings, or public announcements are to be made solely by the Company Parties and not by any other Party to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

COMPANY PARTIES:

J. C. PENNEY COMPANY, INC.

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Executive Vice President and Chief Financial Officer

J. C. PENNEY CORPORATION, INC.

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Executive Vice President and Chief Financial Officer

JCP REAL ESTATE HOLDINGS, LLC

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	President

J. C. PENNEY PROPERTIES, LLC

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	Vice President

J. C. PENNEY PURCHASING CORPORATION

By:	/s/ Laurie Sutandar
Name:	Laurie Sutandar
Title:	Vice President, US Sourcing

JCPENNEY SERVICES, LLC

By:	/s/ Gary Piper
Name:	Gary Piper
Title:	Vice President, Treasurer

JCP REALTY, LLC

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	Vice President

JCP NEW JERSEY, LLC

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	Vice President

jcpSSC, INC.

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	Vice President

J. C. PENNEY DIRECT MARKETING SERVICES LLC

By:	/s/ Hani Eideh
Name:	Hani Eideh
Title:	President and Treasurer

JCP CONSTRUCTION SERVICES, INC.

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	President

JCP PROCUREMENT, INC.

By:	/s/ Steve Wysong
Name:	Steve Wysong
Title:	Vice President

J. C. PENNEY EXPORT MERCHANDISING CORPORATION

By:	/s/ John Rudy Rosman
Name:	John Rudy Rosman
Title:	President

J. C. PENNEY INTERNATIONAL, INC.

By:	/s/ John Rudy Rosman
Name:	John Rudy Rosman
Title:	President

[Signature Page to Restructuring Support Agreement]

JCPENNEY PUERTO RICO, INC.

By:	/s/ Bradley Syverson
Name:	Bradley Syverson
Title:	Vice President

JCP MEDIA, INC.

By:	/s/ Gary Piper
Name:	Gary Piper
Title:	Vice President, Treasurer

JCP TELECOM SYSTEMS, INC.

By:	/s/ Gary Piper
Name:	Gary Piper
Title:	Vice President, Treasurer

FUTURE SOURCE LLC

By:	/s/ John Rudy Rosman
Name:	John Rudy Rosman
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

Consenting First Lien Lenders Signature Page to

the Restructuring Support Agreement

[Consenting First Lien Lenders Signature Pages are on file with the Company]

EXHIBIT A

RSA Term Sheet

J. C. PENNEY COMPANY, INC.

RESTRUCTURING TERM SHEET

May 15, 2020

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES AS TO ANY EXCHANGE OR CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933 AND/OR SECTION 1145 OF THE BANKRUPTCY CODE AND ALL APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE STATUTES, RULES, AND LAWS.

This Term Sheet (the “Term Sheet”) sets forth the principal terms of a restructuring (the “Restructuring”) of J. C. Penney Company, Inc. (“JCP”), a company incorporated under the Laws of Delaware, and each of its affiliates party to the Restructuring Support Agreement (“RSA”) to which this Term Sheet is attached as Exhibit A (together with JCP, collectively, the “Company Parties” or the “Debtors”). The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring. The transactions contemplated in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of definitive documentation.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. Nothing contained in this Term Sheet shall be an admission of fact or liability or, until the occurrence of the Execution Date on the terms described herein and in the RSA, deemed binding on any of the parties hereto.

This Term Sheet does not purport to summarize all of the terms, conditions, covenants, and other provisions that may be contained in the fully negotiated and definitive documentation necessary to implement the Restructuring. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings ascribed to such terms in the annexes attached hereto or in the RSA.

KEY PROVISIONS REGARDING THE RESTRUCTURING
Overview

The Restructuring will be accomplished through the Company Parties commencing Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court for the Southern District of Texas.

The goal of the Parties will be to pursue a Chapter 11 Plan on the terms below that establishes both a financially sustainable operating company (“New JCP”) and a Real Estate Investment Trust (the “REIT”).[1] In order to achieve this result, the Debtors will, in accordance with the provisions of this Term Sheet and the RSA:

•  Prepare a Plan and Disclosure Statement consistent with this term sheet;

•  Prepare additional diligence materials as necessary to determine the assets to be contributed to the REIT;

•  Pursue a sale/leaseback of the Debtors’ owned distribution centers;

•  Conduct an in-depth analysis of the Debtors’ existing leases and determine whether to reject or seek concessions form their landlords;

•  Seek an order approving the adequacy of the Disclosure Statement and approving solicitation procedures; and

•  Conduct a market testing process (the “Market Test”) seeking interest and bids in providing debt or equity financing to New JCP and/or purchasing some or all of the assets of the Debtors.

Current Capital Structure

Current capital structure:

i.   the extensions of credit made under the Credit Agreement, dated as of June 20, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Facility”), by and among JCP, J. C. Penney Corporation, Inc. (“JCP Corp.”), J. C. Penney Purchasing Corporation, the Lenders party thereto (the “ABL Lenders”), Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, Revolving Agent, Swingline Lender, and LC Agent, and the other parties thereto and (B) each counterparty to a swap agreement constituting a Secured Swap Obligation (as defined in the ABL Facility) (a “Swap Counterparty”) ((A) and (B), collectively, the “ABL Claims”);

ii.  the loans (the “Term Loans”) borrowed under the Amended and Restated Credit and Guaranty Agreement, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, JCP Corp., as Borrower, the Guarantors party thereto, the Lenders party thereto (the “Term Loan Lenders”), and JP Morgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Term Loan Agent”) (the “Term Loan Claims”);

iii.   the 5.875% Senior Secured Notes due 2023 (the “First Lien Notes” and, the holders of the First Lien Notes, the “First Lien Noteholders”; the First Lien Noteholders, together with the Term Loan Lenders,

[1]

The REIT shall be organized as an “UPREIT,” with its assets indirectly owned through an operating partnership (the “OP”). References in this term sheet to the REIT may include the REIT or the OP as context requires.

2

KEY PROVISIONS REGARDING THE RESTRUCTURING

    the “First Lien Lenders”) issued under the Indenture, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among JCP Corp., as Issuer, the Guarantors party thereto, and Wilmington Trust National Association, as Trustee (in such capacity, the “First Lien Notes Trustee”) (the “First Lien Note Claims,” and together with the Term Loan Claims, the “First Lien Claims”);

iv.   the 8.625% Senior Secured Second Priority Notes due 2025 issued under the Indenture (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), dated as of March 12, 2018, by and among JCP Corp., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as Trustee (the “Second Lien Note Claims”);

v.  all outstanding unsecured senior notes issued by the Debtors (the “Unsecured Note Claims”); and

vi  all other unsecured claims against the Debtors (the “Other Unsecured Claims”); and

vii.  common equity interests in JCP.

DIP Facilities

Certain Consenting First Lien Lenders (in such capacity, collectively, the “DIP Lenders”) commit to provide a $900 million senior secured superpriority DIP Facility, $450 million of which will be in the form of new money, on the terms set forth in the DIP Term Sheet attached hereto as Annex 1.

REIT Structure

A subset of the Debtors’ properties, mutually identified by the Debtors and the Required Consenting First Lien Lenders, will be transferred to the REIT. The stores in the REIT shall be leased to New JCP pursuant to a market-rate master lease. Pursuant to the Plan and with the consent of the Required Consenting First Lien Lenders, up to 35% of the REIT Interests (defined below) may be sold to a strategic third party investor, and the proceeds of such sale may either be used to provide funding for the REIT or to allow for the distribution of cash in lieu of such equity under the Plan.

Business Plan

The Debtors will develop a business plan acceptable to the Required Consenting First Lien Lenders for New JCP and the REIT.[2] The Debtors will retain a nationally recognized real estate broker acceptable to the Required Consenting First Lien Lenders to analyze the Debtors’ store portfolios and any excess real estate. The Debtors and such advisors will consult with the Consenting First Lien Lenders with respect any determination whether to assume, reject, assume with modifications, or sell any such real property leases and/or real property (or enter into any similar transaction). The assumption, rejection, or sale of such real property leases and/or real property (or enter into any similar transaction) shall be subject to the consent of the Required

[2]

Parties to discuss in good faith and reasonably agree on the inclusion of financial tests (if any) following review of updated budget and provision of updated Business Plan that will form the basis for operational covenants. Financial conditions to be calculated based on financial levels needed to exit.

3

KEY PROVISIONS REGARDING THE RESTRUCTURING

Consenting First Lien Lenders. The Required Consenting First Lien Lenders will inform the Debtors by May 21, 2020 whether they consent to the rejection of the leases associated with the stores identified for closure in connection with the business plan provided on May 6, 2020 (if they so consent, the “Agreed Closing Stores”).

Distribution Centers

The Debtors will retain a nationally recognized broker specializing in warehouse and distribution centers (acceptable to the Required Consenting First Lien Lenders) to analyze the Debtors’ distribution centers and will pursue the sale (including by way of full or partial sale/leaseback) of the Debtors’ owned distribution centers property (or enter into a similar transaction) and will use the proceeds to fund the Plan. Any such sale (or similar transaction) will be subject to the approval of the Required Consenting First Lien Lenders and the Bankruptcy Court.

Plan Overview

Unless the Market Test achieves a superior outcome (as determined by the Required Consenting First Lien Lenders) or the Toggle Event occurs, the Debtors and the Consenting Lenders will pursue a Plan of Reorganization under which parties may receive the treatment set forth below. The composition of the forms of consideration set forth below (including for the avoidance of doubt the entities at which Holders of Claims receive such consideration) are preliminary and subject to change in the Definitive Documentation (which Definitive Documentation may provide for parties to hold portions of such consideration on a temporary or bridge basis):

i.   The Plan will be funded, in part by (a) a new money revolving ABL loan in an amount not less than $[●] on New JCP (the “New JCP ABL”) on terms acceptable to the Required Consenting First Lien Lenders (including with respect to pro forma borrowing base) (b) a new money first lien revolving loan in an amount not less than $[●] at the REIT (the “REIT Revolver”) on terms acceptable to the Required Consenting First Lien Lenders, (c) the sale of certain owned real property and (d) the sale of the equity interests in New JCP and/or the REIT, pursuant to the Market Test described below.

ii.  Holders of DIP Loans will receive $[●] in first lien take-back term debt against New JCP on terms acceptable to the DIP Lenders and the Required Consenting First Lien Lenders in full and final satisfaction of their DIP Claims.

iii.   Holders of ABL Claims will receive (a) $[●] million in first lien term take-back debt against the REIT on terms acceptable to the Required Consenting First Lien Lenders (the “REIT Term Loan”), (b) an appropriate sized portion of the New JCP ABL, and/or (c) cash as appropriate.

iv.   Holders of First Lien Claims will receive $[●] in first lien take-back term debt against New JCP on terms acceptable to the Required Consenting First Lien Lenders and [●]% of the equity in the REIT.

v.  The Plan will be subject to a number of conditions to its confirmation and its effectiveness, including acceptance by ABL Lenders on terms acceptable to the Debtors and Required Consenting First Lien Lenders, satisfaction of an acceptable and achievable level of go-forward vendor support/terms, minimum rent savings for New JCP, minimum liquidity for New JCP and the REIT, acceptable maximum

4

KEY PROVISIONS REGARDING THE RESTRUCTURING

    exit costs and acceptable funding structure for such costs, and appropriate tax structuring and the rendering of an opinion from a nationally-recognized accounting or law firm that the REIT meets the requirements for qualification and taxation as a “real estate investment trust” and that the Master Lease is a “true lease” for US federal income tax purposes.

Equity Interests in the Reorganized Company

On the Plan Effective Date, New JCP shall issue new common stock or other equity interests (the “New JCP Common Stock”). The New JCP Common Stock shall have voting rights in New JCP on a one vote per share basis in all matters stockholders are entitled to vote on.

On the Plan Effective Date, the REIT shall issue new equity interests of the REIT (the “REIT Interests”) and the OP shall issue common interests, to the extent necessary (the “OP Interests”) as set forth on the REIT Term Sheet. The voting structure of the REIT shall conform to a typical “UPREIT” structure.

The Reorganized Debtors shall use commercially reasonable efforts to list the New JCP Common Stock and REIT Interests (but not, for the avoidance of doubt, the OP Interests) on a national securities exchange, as soon as reasonably practicable following the Plan Effective Date.

Market Test

Concurrently with the Plan process, the Debtors will, in consultation with the Required Consenting First Lien Lenders, conduct a robust Market Test process in accordance with the Milestones attached to the RSA. In the Market Test the Debtors shall solicit interest (a) from parties wishing to provide new money debt financing to New JCP and/or the REIT (including financing that would “take-out” any of the “take back” paper otherwise proposed for the Plan), (b) in the sale or sale sale/leaseback of the Debtors’ owned distribution centers, (c) in the provision of new capital to New JCP and/or the REIT in exchange for equity in such entity, (d) in the purchase of New JCP, the REIT or substantially all of the assets of either as a going concern, and (e) in the purchase of all or part of the Debtors’ assets.

The DIP Lenders and First Lien Lenders shall have the right to credit bid in connection with any sale conducted in connection with the Market Test.

Toggle Event

By July 14, 2020, the Debtors and the Required Consenting First Lien Lenders shall have agreed on an acceptable Business Plan.

By August 15, 2020, the Debtors shall also obtain binding commitments for all third-party financing (on terms acceptable to Required Consenting First Lien Lenders) necessary to finance such a business plan in accordance with the other Plan provisions of the term sheet.

Upon a failure of either condition, the Debtors shall immediately cease pursing the Plan and instead pursue a 363 sale of all of their assets unless otherwise instructed by the Required Consenting First Lien Lenders and shall seek approval of any relief required to undertake such 363 sale on an expedited basis.

5

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Distributions

Each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below (or less favorable treatment that may be agreed by the Debtors and the holder of such allowed Claim or Interest) in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest. Any action to be taken by the Debtors on the Plan Effective Date may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter.

Class No.	Type of Claim	Treatment	Voting

Unclassified Non-Voting Claims
N/A	DIP Facility Claims	On the Plan Effective Date, each holder of an allowed DIP Facility Claim shall receive its pro rata share of [●].	N/A

N/A	Administrative Claims

On the later of the Plan Effective Date and the date on which such Administrative Claim becomes due and payable in the ordinary course, each holder of an allowed Administrative Claim shall receive, at the option of the applicable Debtor(s), payment in full in cash or such other treatment (a) to render such Administrative Claim unimpaired under section 1124 of the Bankruptcy Code or (b) as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

N/A

N/A	Priority Tax Claims

On the later of the Plan Effective Date and the date on which such Priority Tax Claim becomes due and payable in the ordinary course, each holder of an allowed Priority Tax Claim shall receive treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

N/A

Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims

On the Plan Effective Date, each holder of an allowed Other Secured Claim shall receive, at the option of the applicable Debtor(s): (a) payment in full in cash; (b) the collateral securing its allowed Other Secured Claim; (c) reinstatement of its allowed Other Secured Claim; or (d) such other treatment to render such Other Secured Claim unimpaired under section 1124 of the Bankruptcy Code.

Unimpaired; deemed to accept

Class 2	Other Priority Claims

On the later of the Plan Effective Date and the date on which such Other Priority Claim becomes due and payable in the ordinary course, each holder of an allowed Other Priority Claim shall receive, at the option of the applicable Debtor(s), payment in full in cash or such other treatment (a) to render such Administrative Claim unimpaired under section 1124 of the Bankruptcy Code or (b) as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

Unimpaired; deemed to accept

6

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class 3	ABL Claims / Hedge Claims	On the Plan Effective Date, each holder of an allowed ABL Claim or Hedge Claim shall receive its pro rata share of (a) [●], (b) payment in full in cash, or (c) such other treatment to render such ABL Claim or Hedge Claim unimpaired under section 1124 of the Bankruptcy Code.	[TBD]

Class 4	First Lien Claims	On the Plan Effective Date, each holder of an allowed First Lien Claim shall receive its Pro Rata share of [●].	Impaired; entitled to vote

Class 5	Second Lien Notes Claims[3]	On the Plan Effective Date, each holder of an allowed Second Lien Notes Claim shall receive [●].	Impaired; [entitled to vote]

Class 6	First Lien Deficiency Claims	On the Plan Effective Date, each holder of an allowed Secured Notes Deficiency Claim shall receive [●].	Impaired; [entitled to vote]

Class 7	Unsecured Notes Claims	On the Plan Effective Date, each holder of an allowed Unsecured Notes Claim shall receive [●].	Impaired; [entitled to vote]

Class 8	Non-Funded Debt General Unsecured Claims at [funded debt obligor entities][4]	On the Plan Effective Date, each holder of an allowed Non-Funded Debt General Unsecured Claim at [●] shall receive [●].	Impaired; [entitled to vote]

Class 9	Non-Funded Debt General Unsecured Claims at [non-obligor entities]	On the Plan Effective Date, each holder of an allowed Non-Funded Debt General Unsecured Claim at [●] shall receive [●].	Impaired; [entitled to vote]

Class 10	Intercompany Claims	On the Plan Effective Date, each allowed Intercompany Claim shall be, at the option of the applicable Debtor(s) and subject to the Restructuring Transactions Memorandum, either reinstated, compromised, set off, distributed, contributed, settled, or canceled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept

Class 11	Intercompany Interests	On the Plan Effective Date, each Intercompany Interest shall be, at the option of the applicable Debtor and subject to the Restructuring Transactions Memorandum, either reinstated or canceled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept

[3]	Note: May classify Second Lien Notes Claims and First Lien Deficiency Claims together.
[4]	Note: Division of Non-Funded Debt General Unsecured Claims by Debtor entity (i.e., classes 8-9) subject to change.

7

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class 12	Existing Equity Interests	On the Plan Effective Date, all Equity Interests in JCP shall be extinguished and cancelled. Holders of Existing Equity Interests shall receive no recovery on account of such Existing Equity Interests.	Impaired; deemed to reject

Class 13	Section 510(b) Claims	Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such claims.	Impaired; deemed to reject

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.

Release and Exculpation

The Plan shall include the exculpation, Debtor releases, and “Third-Party” releases provisions set forth on Annex 2, attached hereto, in all material respects, subject to the completion of the Disinterested Directors’ investigation into potential claims held by the Company Parties, which investigation shall be completed before the entry of the Confirmation Order.

Each Consenting First Lien Lender will, pursuant to the RSA, agree to “opt in” to, or not to “opt out” of, as applicable, the consensual “Third-Party” releases, including those granted to the Company’s current and former officers, directors, and employees.

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent:

i.   the RSA shall have been executed and shall not have been terminated and remains in full force and effect;

ii.  the Plan and all related Plan exhibits and other documents shall have been executed and delivered, and any conditions (other than the occurrence of the Plan Effective Date or certification by the Debtors that the Plan Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

8

GENERAL PROVISIONS REGARDING THE PLAN

iii.   the orders approving the Disclosure Statement and confirming the Plan shall have been entered, consistent with the RSA, and such orders shall not have been vacated, stayed, or modified;

iv.   the Bankruptcy Court shall have entered the DIP Order, consistent with the RSA, and the DIP Order shall not have been vacated, stayed, or modified without the prior written consent of the Required Lenders (as defined in the DIP Credit Agreement) or, with respect to any provisions that affect the rights or duties of the DIP Agent (as defined in the DIP Credit Agreement), the DIP Agent, and there shall be no default or event of default existing under the DIP Facility;

v.  All financing necessary for the Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Plan Effective Date or certification by the Debtors that the Plan Effective Date has occurred, having been satisfied or waived);

vi.   the issuance of the New JCP Stock, REIT Interests, and OP Interests;

vii.  the Required Consenting First Lien Lenders shall have consented to the assumption or rejection of every store lease assumed or rejected by the Debtors;

viii.  all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in a professional fee escrow account pending approval by the Bankruptcy Court;

ix.   all accrued and unpaid fees and expenses of the Consenting First Lien Lenders in connection with the Restructuring (including fees and expenses of the Consenting First Lien Lenders’ Advisors) shall have been paid in accordance with the terms and conditions set forth in the RSA and the DIP Credit Agreement; and

x.  any and all requisite governmental, regulatory, environmental, and third-party approvals and consents shall have been obtained.

Allocation of Administrative Expenses	All Administrative Expenses, including professional fees and any wind-down expenses, shall be allocated between activities related to New JCP and the REIT pursuant to a formula mutually agreeable to the Debtors and the Required Consenting First Lien Lenders.

Post-Plan Effective Date Administration	[●]

9

GENERAL PROVISIONS REGARDING THE PLAN

Waiver of Conditions Precedent to the Plan Effective Date	The Conditions Precedent to the Plan Effective Date may be waived by the Debtors, including, in the case of any Conflict Matter between any Debtors, each Debtor acting at the direction of its respective Disinterested Director or Manager (as applicable) and without the consent of any other Debtor, but with the prior written consent of the Required Consenting First Lien Lenders.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Governance

The board of directors for each of New JCP and the REIT (collectively, the “New Boards”) shall be determined or selected, as applicable, by the Required Consenting First Lien Lenders.

Corporate governance documents for New JCP, the other Reorganized Debtors, and the REIT, including charters, bylaws, operating agreements, or other organization documents, as applicable (collectively, the “New Organizational Documents”), shall be consistent with section 1123(a)(6) of the Bankruptcy Code and shall otherwise be in form and substance reasonably acceptable to the Required Consenting First Lien Lenders. Substantially final forms of the New Organizational Documents shall be filed as part of the Plan Supplement prior to the date upon which the Bankruptcy Court enters the Confirmation Order.

Management Incentive Plans and Employment Agreements	On the Plan Effective Date, New JCP and the REIT will implement management incentive plans that provide for New JCP Common Stock and REIT Interests to be reserved for issuance to management of New JCP, the other Reorganized Debtors, and the REIT after the Plan Effective Date on terms to be agreed by the respective boards of directors of New JCP and the REIT.

Employee Compensation and Benefit Programs	On the Plan Effective Date, the Debtors shall assume (and assign to the applicable Reorganized Debtor, if necessary) the employee compensation and benefits plans and programs applicable to any of the Debtors’ employees and retirees, in each case existing as of the Plan Effective Date, on terms to be agreed between the Debtors and the Required Consenting First Lien Lenders and as will be set forth in the Plan.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring.

10

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Director, Officer, Manager, and Employee Tail Insurance Coverage

On or before the Petition Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Plan Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an aggregate limit of liability upon the Plan Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement. Directors and officers insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases and from and after the Plan Effective Date.

Furthermore, the Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including, without limitation, the “tail policy”) in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. Notwithstanding anything herein to the contrary, the Company Parties shall retain the ability to supplement such directors’ and officers’ insurance policies as the Company Parties deem necessary, including purchasing any tail coverage.

11

Annex 1

DIP Term Sheet

$450 MILLION SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

This summary of terms and conditions (this “DIP Term Sheet”) outlines certain terms and conditions of the DIP Facility referred to below. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Restructuring Support Agreement (“RSA”) or the Restructuring Term Sheet (the “RSA Term Sheet”) to which this DIP Term Sheet is attached as Annex 2.

Executive Summary:

This DIP Term Sheet provides for a $450 million secured superpriority debtor in possession credit facility, to be funded on a delayed draw basis as appropriate in light of case liquidity needs, access to cash collateral, and milestones in order to (i) finance the Debtors and their operations in accordance with the Budget and (ii) ensure that the Debtors have sufficient liquidity, taking into account access to cash collateral.

Pursuant to the RSA and as described herein, the DIP Lenders will agree to convert certain of their Loans into loans under an exit facility to be made available on terms and conditions customary for facilities and transactions of such type and in each case satisfactory to the DIP Lenders and the Debtors (such loans, the “Exit Loans”).

The DIP Facility will be fully committed to by the DIP Lenders (determined on a pro rata basis among the DIP Lenders based on the aggregate amount of the Prepetition First Lien Obligations held by the DIP Lenders as of the date of this DIP Term Sheet (the “Pro Rata Allocations”)) pursuant to the terms and conditions described in this DIP Term Sheet and the Commitment Letter to which this DIP Term Sheet is attached (the “Commitment Letter”).

Borrower:	J. C. Penney Corporation, Inc. (the “DIP Borrower”), as a debtor and debtor in possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”). The DIP Borrower and its affiliated debtors and debtors in possession, collectively, the “Debtors”.

DIP Facility:	A non-amortizing senior secured priming multi-draw delayed draw term loan facility (the “DIP Facility”) with a maximum funded principal amount equal to $450 million in “new money” (such principal amount, together with the Prepetition First Lien Obligations rolled up into the DIP Facility as set forth below, the “Total Aggregate Commitment” and the loans thereunder, the “Loans”) to be funded in two borrowings as follows: (a) $225 million made not later than one business day following the entry of the DIP Order (as defined below) (the “Initial Borrowing”) and subject to satisfaction of the Conditions Precedent to Initial Borrowing and (b) the remainder of the Total Aggregate Commitment in an aggregate principal amount equal to $225 million (the “Subsequent Borrowing”) shall be made available following the entry of the DIP Order on July 15, 2020 subject to satisfaction of the Conditions Precedent to Initial Borrowing and the Conditions Precedent to The Subsequent Borrowing (and no other conditions precedent), and otherwise on the terms and conditions in this DIP Term Sheet, the Commitment Letter and the Operative Documents referred to below.

With respect to the DIP Facility, (i) upon satisfaction of the Conditions Precedent to Initial Borrowing, funds with respect to the Initial Borrowing shall be funded directly to the Debtors for use in accordance with the Budget and (ii) upon satisfaction of the Conditions Precedent to The Subsequent Borrowing, all funded amounts shall be deposited in a blocked controlled account in favor of the DIP Agent (the “Escrow Account”; the funds deposited therein “Drawn Funds”). The Subsequent Borrowing shall be in an aggregate principal amount equal to $225 million, which represents the remainder of the Total Aggregate Commitment. Drawn Funds may be withdrawn from the Escrow Account once per week, subject to a draw request being delivered to the DIP Agent, which shall certify (i) that such applicable Drawn Funds will be required during the subsequent week in accordance with the Budget (giving effect to any maximum Permitted Variances with respect to such week) and (ii) no Default or Event of Default (each as defined in the Operative Documents) shall have occurred and be continuing.

Guarantors:	The obligations of the DIP Borrower shall be unconditionally guaranteed, on a joint and several basis, by each other Debtor (each, a “Guarantor” and collectively, the “Guarantors”). Each entity which guarantees (or is required to guarantee) the Prepetition First Lien Obligations shall be a Guarantor and a Debtor.

Case:	The bankruptcy cases (the “Chapter 11 Cases”) of the Debtors to be filed under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date of filing of such petition, the “Petition Date”). The Petition Date shall be no later than May 16, 2020.

DIP Agent:	GLAS USA LLC (“GLAS”) shall act as administrative agent and collateral agent for the DIP Facility (in such capacity, the “DIP Agent”) on behalf of the DIP Lenders (as defined below). Any action, exercise of remedies, approval, consent or similar action to be taken or not taken by the DIP Agent in respect of the DIP Facility shall only be taken (or not taken) as may be directed by the Required Lenders. The DIP Agent and the DIP Borrower shall enter into an agency fee letter providing for fees to be payable to the DIP Agent to be mutually agreed and reasonably acceptable to the Debtors.

DIP Lenders:	All rights and obligations of the DIP Lenders under the DIP Facility shall be several and not joint.

Prepetition ABL Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”) by and among the DIP Borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “Prepetition ABL Agent”), the lenders from time to time party thereto (the “Prepetition ABL Lenders”) and the other parties thereto.

Prepetition Term Loan Credit Agreement:	The Amended and Restated Term Loan Credit Agreement dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Term Loan Credit Agreement”) by and among the DIP Borrower, the Lenders party thereto (the “Prepetition Term Loan Lender”), JPMorgan Chase Bank, N.A., as administrative agent (the “Prepetition Term Loan Agent”), and the other parties thereto. The loans under the Prepetition Term Loan Credit Agreement are referred to herein as the “Prepetition Term Loans”.

Prepetition First Lien Notes	The senior secured notes (the “Prepetition First Lien Notes”) outstanding under that Indenture, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien Notes Indenture”) by and among the DIP Borrower, Wilmington Trust, National Association, as trustee (the “Prepetition First Lien Notes Trustee”), and the other parties thereto. The holders of such Prepetition First Lien Notes are referred to herein as the “Prepetition First Lien Noteholders”. The Prepetition Term Loans together with the Prepetition First Lien Notes are referred to herein as the “Prepetition First Lien Obligations”.

ABL Intercreditor Agreement:	The Intercreditor and Collateral Cooperation Agreement dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) by and among the DIP Borrower, the Prepetition ABL Agent, Wilmington Trust, National Association, as collateral agent under the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Notes Indenture (the “Prepetition First Lien Collateral Agent”), and the other parties thereto.

Restructuring Support Agreement:	A restructuring support agreement executed on or prior to the Petition Date and which is mutually acceptable to the DIP Lenders and the Debtors (the “RSA”).

Tenor of DIP Facility:

The DIP Facility will mature on the earliest of (such earliest date, the “Maturity Date”):

(a)   the date that is 180 days after the Petition Date (the “Scheduled Maturity Date”);

(b)   20 days after the Petition Date, if the DIP Order (as defined below) has not been entered by the Bankruptcy Court prior to the expiration of such 20-day period;

(c)   the effective date of a plan of reorganization or liquidation in the Chapter 11 Cases;

(d)   the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code or otherwise;

(e)   without the DIP Agent’s prior written consent, the date of filing or express written support by the Debtors of bidding procedures, sale processes, transactions, plans of liquidation or reorganization or related disclosure statements that are not in accordance with the RSA, if applicable, and that are not otherwise acceptable to the DIP Lenders;

(f)   the date of termination of the DIP Lenders’ commitments and the acceleration of any outstanding Loans, in each case, under the DIP Facility in accordance with the terms of the DIP Facility credit agreement (the “DIP Credit Agreement”) and the other definitive documentation with respect to the DIP Facility (collectively with the DIP Credit Agreement and the related security documents, the “Operative Documents”);

(g)   any breach by the Debtors which has not been cured or waived or termination of the RSA after the effectiveness thereof;

(h)   dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code;

(i) the Debtors shall lose access to the use of cash collateral in accordance with the Cash Collateral Order (as defined below), subject to any applicable remedies notice period; and

(j) other customary circumstances to be mutually agreed.

Closing Date:	The date of the effectiveness of the Operative Documents (the “Closing Date”) (which, for the avoidance of doubt, shall not occur prior to the entry of the DIP Order).

DIP Facility Interest Rate:

Loans under the DIP Facility will bear interest at a rate, at the DIP Borrower’s option, equal to the Base Rate plus 10.75% per annum or LIBOR (subject to a 1.25% floor) plus 11.75% per annum, compounded monthly and payable monthly in cash in arrears.

At any time when an Event of Default under the DIP Facility has occurred and is continuing, all outstanding amounts under the DIP Facility shall bear interest, to the fullest extent permitted by law, at the interest rate applicable to base rate loans plus 2.00% per annum and shall be payable on demand in cash (the “Default Rate”). Interest on overdue amounts under the DIP Facility shall also accrue at the Default Rate and shall be payable in cash.

DIP Facility Premiums:

A commitment premium payable in cash to the DIP Lenders equal to 6.00% of each DIP Lender’s initial commitments in respect of the $450 million “new money” portion of the DIP Facility on the Petition Date, which shall be earned, due and payable upon execution of the Commitment Letter.

An upfront premium payable in cash to the DIP Lenders equal to 4.00% of each DIP Lender’s commitments in respect of the $450 million “new money” portion of the DIP Facility on the Petition Date, which shall be earned, due and payable upon execution of the Commitment Letter.

An exit premium payable in cash to the DIP Lenders equal to 3.00% of each DIP Lender’s funded Loans or unfunded commitments under the DIP Facility (including the “new money” and rolled up portion of the DIP Facility) on the Maturity Date or on the date of any earlier voluntary or mandatory prepayment (the “Exit Premium”).

Exit Loans:

Upon terms and conditions to be agreed in the RSA, but in any event including the following:

Exit Loans will bear interest at a rate, at the DIP Borrower’s option, equal to the Base Rate plus 10.00% per annum or LIBOR (subject to a 1.25% floor) plus 11.00% per annum, compounded monthly and payable monthly in cash in arrears.

A commitment premium payable in cash equal to 2.00% of the commitments in respect of the Exit Loans, which shall be due and payable in cash on the date that the Business Plan is approved (in accordance with the timeline set forth in the DIP Milestones (as defined below)).

An upfront premium payable in cash equal to 3.00% of the commitments in respect of the Exit Loans, which shall be earned, due and payable on the closing date of the Exit Loans.

Roll Up:	On the date of entry of the DIP Order, $225 million in principal amount of the Prepetition Term Loans held by the DIP Lenders (or their applicable designees) shall be rolled up into the DIP Facility in accordance with each such DIP Lender’s (or its applicable designee’s) share of the DIP Facility. On the date of the Subsequent Borrowing, an additional $225 million of principal amount of the Prepetition Term Loans held by the DIP Lenders (or their applicable designees) shall be rolled up into the DIP Facility on a dollar-for-dollar basis in accordance with each such DIP Lender’s (or its applicable designee’s) share of the DIP Facility. Except with respect to the Exit Premium, the premiums set forth above shall only be payable with respect to the $450 million “new money” portion of the DIP Facility and shall not be payable with respect to any rolled up Prepetition Term Loans. Notwithstanding the foregoing, in the event that any DIP Lender (or any of its designees) does not hold sufficient Prepetition Term Loans to fully participate in the roll up on a pro rata basis based on its pro rata share of the funded Loans, such DIP Lender (or its applicable designee) shall be permitted to roll up its Prepetition First Lien Notes to the extent necessary to achieve such pro rata share of the roll up.

Adequate Protection:	As adequate protection for any diminution in the value of the interests of the Prepetition Term Loan Lenders and the Prepetition First Lien Noteholders in the collateral securing the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Noteholders in the collateral securing the Prepetition First Lien Notes Indenture, respectively, the Prepetition Term Loan Lenders and the Prepetition

First Lien Noteholders will receive, subject in all cases to the Carve-Out, the following as adequate protection: (A) the payment of the reasonable and documented out-of-pocket fees and expenses of legal counsel and financial advisors retained by the Prepetition Term Loan Lenders that are also DIP Lenders, (B) cash payments of accrued and unpaid interest on the Prepetition Term Loans and Prepetition First Lien Notes upon entry of the DIP Order and each date thereafter on which such interest payment would otherwise become due under the Prepetition Term Loan Credit Agreement or Prepetition First Lien Notes Indenture, as applicable, (C) validly perfected liens on and security interests in the Debtors’ post-petition Collateral junior only to the liens granted to the DIP Lenders under the DIP Facility and existing valid, perfected, and superior liens in the Collateral held by other creditors (including, for the avoidance of doubt, the liens of the Prepetition ABL Lenders with respect to the ABL Priority Collateral) and (D) a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code, which claim shall have priority over all priority claims (other than the claims of the DIP Lenders under the DIP Facility) and unsecured claims against the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c), 507(a), 507(b), 546(c), 726(b), and 1114 of the Bankruptcy Code or otherwise (collectively, “Adequate Protection”).

Optional Prepayments and Commitment Reductions:	The DIP Borrower may, upon at least one business day’s notice, prepay or terminate in full (but not in part), with the payment of the Exit Premium but without other premium or penalty, subject to breakage costs, if applicable, the outstanding Loans and unfunded commitments. Once repaid, Loans may not be re-borrowed.

Mandatory Prepayments:	Mandatory prepayments of the Loans customary for similar debtor-in-possession financings shall be required, including, in an amount equal to (a) 100% of insurance and condemnation proceeds, (b) 100% of net cash proceeds from the issuance of post-petition indebtedness not permitted by the DIP Credit Agreement and (c) 100% of the net cash proceeds of any sale of assets constituting Collateral and other asset sales (without any reinvestment rights, but subject to de minimis dollar carveouts to be agreed, but subject, in the case of ABL Priority Collateral (or proceeds thereof), to prior repayment of the Prepetition ABL Credit Agreement solely to the extent required pursuant to the Cash Collateral Arrangements).

All voluntary prepayments and mandatory prepayments (within one business day of receipt thereof) shall be applied as follows: first, to pay accrued and unpaid interest on, and expenses in respect of, the obligations under the DIP Facility, to the extent then due and payable; and second, to any principal amounts or other obligations (including the Exit Premium) which are outstanding under the DIP Facility. Other than the Exit Premium, there shall be no premium or penalty payable in connection with mandatory prepayments.

Security:	All amounts owing by the DIP Borrower under the DIP Facility and by the Guarantors in respect thereof will be secured by a perfected security interest in, with the priority described below under “Priority,” and lien on substantially all of the Debtors’ tangible and intangible assets, including, without limitation, the following (collectively, the “Collateral”): accounts receivable, equipment, inventory, contracts, fee owned and ground leased real estate, real property leaseholds, investment property, insurance proceeds, deposit accounts (other than payroll, trust and tax accounts), monies, equity interests of subsidiaries of each Debtor and the products and proceeds thereof and, upon entry of the DIP Order, any proceeds of avoidance actions available to the Debtors’ bankruptcy estates pursuant to the Bankruptcy Code, subject to certain exclusions to be mutually agreed. Notwithstanding anything to the contrary, no mortgages shall be required and perfection on the Collateral shall be obtained solely through entry of the DIP Order.

Priority:

Subject in all cases to the Carve-Out and certain exclusions to be mutually agreed, all amounts owing by the DIP Borrower under the DIP Facility and by the Guarantors in respect thereof shall at all times:

(a)    pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claims status in the Chapter 11 Cases;

(b)    pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all Collateral that is not subject to valid, perfected, and non-avoidable liens as of the Petition Date, including all unencumbered fee-owned, ground-leased and space-leased real estate, and including upon entry of the DIP Order, any proceeds of avoidance actions available to the Debtors’ bankruptcy estates pursuant to the Bankruptcy Code;

(c)    (i) pursuant to section 364(d) of the Bankruptcy Code, be secured by a perfected first priority and priming lien on all collateral that secures obligations under the Prepetition Term Loan Credit Agreement (other than ABL Priority Collateral, as defined in the ABL Intercreditor Agreement (“ABL Priority Collateral”)) and (ii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected second priority lien on all ABL Priority Collateral, junior only to the lien securing the claims in respect of the Prepetition ABL Credit Agreement (“Prepetition Collateral”); and

(d)    pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected second priority lien on all other property of the Debtors that is subject to valid and perfected liens in existence as of the Petition Date (including liens (if any) perfected subsequent to the Petition Date as permitted by and in accordance with section 546(b) of the Bankruptcy Code) but with a priority immediately junior to such liens.

Such liens shall be senior to all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code.

All liens authorized and granted pursuant to the DIP Order, as applicable, in each case, entered by the Bankruptcy Court approving the DIP Facility shall be deemed effective and perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection. The DIP Lenders, or the DIP Agent on behalf of the DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices or take any other acts as may be desirable under state law or other law in order to reflect the perfection and priority of the DIP Lenders’ claims described herein.

Carve-Out:	See Schedule II to this DIP Term Sheet.

Conditions Precedent to Initial Borrowing:

The Operative Documents will contain customary conditions precedent to the Initial Borrowing under the DIP Facility and other conditions deemed by the DIP Agent to be appropriate to the specific transaction, and in any event, including, without limitation:

(a)   The execution of the RSA and the filing of the executed RSA.

(b)   The preparation, authorization and execution of the Operative Documents with respect to the DIP Facility, in form and substance satisfactory to the DIP Agent.

(c)   No later than 18 calendar days after the Petition Date, the Bankruptcy Court shall have entered a final order approving the DIP Facility on a final basis (the “DIP Order”), in form and substance satisfactory to the DIP Agent in their sole discretion as confirmed by the DIP Agent in writing, authorizing and approving the DIP Facility and the transactions contemplated hereby, including Adequate Protection and the DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the DIP Agent.

(d)   All premiums, fees and documented out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) required to be paid to the DIP Lenders and DIP Agent (and with respect to which invoices have been received by the Debtors at least one (1) business day before the Closing Date) on or before the Closing Date (whether incurred before or after the Petition Date and including estimated fees and expenses through the Closing Date) shall have been paid.

(e)   The delivery of a 13-week cash flow projection (the “Initial DIP Budget”) in form and substance reasonably satisfactory to the DIP Agent in its reasonable discretion as confirmed by the DIP Agent in writing. Such Initial DIP Budget and all updates thereto (in accordance with reporting requirements described herein) shall include the same line item detail as provided in the Alix Partners 13 week cash flow provided on May 13, 2020 prepetition, and will forecast, on a weekly basis, the period commencing May 17, 2020 through the end of the fiscal month following the last week of such 13-week period, and on a monthly basis for each month thereafter through the Maturity Date; provided that with the written consent and approval of the DIP Agent the Initial Budget may be updated by the DIP Borrower no more than once per month, which update shall be effective three calendar days following delivery to the DIP Agent except to the extent objected to by the DIP Agent in writing. Upon effectiveness, such updated budget shall thereupon become the “budget” for purposes of the DIP Facility (as so approved, the “Budget”).

(f)   The Debtors shall have obtained requisite consents from the Prepetition ABL Agent and the Prepetition ABL Lenders to the use of cash collateral in the Chapter 11 Cases in an amount and on terms satisfactory to the Prepetition ABL Agent, the Prepetition ABL Lenders and the DIP Lenders, or the Bankruptcy Court shall have entered a cash collateral order acceptable to the DIP Agent (the “Cash Collateral Order”). For the avoidance of doubt the DIP Agent may not determine the Cash Collateral Order is not acceptable solely on account of the Prepetition ABL Agent and the Prepetition ABL Lenders not consensually consenting to the use of such cash collateral.

(g)   Subject to a post-closing period to be agreed upon, the DIP Agent shall have received endorsements naming the DIP Agent as additional insureds, loss payee, lender loss payee and mortgagee under all insurance policies to be maintained with respect to the properties of the Debtors forming part of the Collateral.

(h)   The DIP Agent shall have a valid and perfected lien on and security interest in the Collateral with the priority described herein. All filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(i) Since January 31, 2020, there shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Chapter 11 Cases) or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the DIP Agent, affects any of the transactions contemplated hereby, or that has or could be reasonably likely to have a material adverse change or material adverse condition in or affecting the businesses, assets, operations or condition (financial or otherwise) of any of the Debtors and their respective direct and indirect subsidiaries or any of the transactions contemplated hereby; provided, that none of (i) the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, or their reasonably anticipated consequences, (ii) the actions required to be taken pursuant to the DIP Credit Agreement, the RSA, the DIP Order, or the Cash Collateral Order, or (iii) the occurrence of the COVID-19 pandemic or the impacts thereof on the business, financial condition or results of the DIP Borrower or its subsidiaries shall constitute a “material adverse effect” for any purpose.

(j) No default or event of default shall exist under the Operative Documents.

(k)   The representations and warranties of the DIP Borrower and each Guarantor under the Operative Documents shall be true and correct in all material respects after giving effect to such funding.

(l) The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(m) The DIP Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(n)   No later than five business days after the Petition Date, the Debtors shall have filed a motion seeking the retention of AlixPartners LLP as the Debtors’ restructuring advisor and Lazard as the Debtors’ investment banker.

(o)   An order approving the Debtors’ cash management system, the form of which is reasonably acceptable to the DIP Agent, shall have been entered by the Bankruptcy Court.

(p)   Orders approving customary “first day” relief, the form of which is reasonably acceptable to the DIP Agent, shall have been entered by the Bankruptcy Court.

(q)   The Debtors shall not have entered into, or made any payment in respect of, any critical vendor agreements or otherwise entered into any agreement to pay, or made on a postpetition basis any payment in respect of, any prepetition trade obligations except as consented to by the DIP Agent pursuant to an order of the Bankruptcy Court (which may be via consent to the “first day” orders).

(r) Other customary conditions to be mutually agreed.

Conditions Precedent to The Subsequent Borrowing:

On the funding date of the Subsequent Borrowing, the following conditions precedent shall have been satisfied:

(a)   The RSA shall be in full force and effect.

(b)   No default or event of default shall exist under the Operative Documents.

(c)   The representations and warranties of the DIP Borrower and each Guarantor under the Operative Documents shall be true and correct in all material respects after giving effect to such funding (except to the extent such representation relates to an earlier date, in which case such representation shall have been true and correct in all material respects as of such date).

(d)   The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(e)   The DIP Agent shall have received a borrowing notice, substantially in the form as attached to the DIP Credit Agreement, at least three business days in advance of the requested borrowing.

(f)   The DIP Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the DIP Agent.

(g)   All premiums, fees and documented out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) required to be paid to the DIP Lenders and the DIP Agent on or before the date of such funding shall have been paid in cash.

(h)   The Debtors shall be in compliance with the Operative Documents and the DIP Milestones; provided that the DIP Milestones relating to the Business Plan (other than the receipt of the Business Plan and the Business Plan Parameters in accordance with the DIP Milestones) shall not be a condition precedent to the funding of the Subsequent Borrowing into the Escrow Account; provided, further, that no Drawn Funds in respect of the Subsequent Borrowing shall be permitted to be withdrawn from the Escrow Account until the Business Plan has been approved or disapproved in accordance with the DIP Milestones, with (i) $225 million permitted to be withdrawn from the Escrow Account commencing July 15, 2020 in accordance with the Budget if the Business Plan is approved in accordance with the DIP Milestones or (ii) upon the occurrence of a Toggle Event, $50 million shall remain in the Escrow Account in connection with a toggle to a 363 sale, with the release of such $50 million from the Escrow Account subject to agreement among the DIP Borrower, the DIP Agent and the Prepetition ABL Agent to an acceptable 363 sale budget and released in amounts and at times in accordance with such budget, and $175 million shall be released from the Escrow Account to the DIP Lenders within 2 business days of the date of the occurrence of such Toggle Event.

Representations and Warranties:	The Operative Documents will contain representations and warranties that are (a) customary for similar debtor-in-possession financings and (b) and additional representations and warranties required by the DIP Lenders as mutually agreed with the Debtors.

Reporting Requirements:

The Operative Documents will contain financial reporting requirements that are customary for similar debtor-in-possession financings, including, without limitation, (i) monthly updates of the Budget for each fiscal month of the Debtors to be provided within five business days following the end of any fiscal month of the Debtors, (ii) all financial, operating and other reporting provided to the Prepetition ABL Lenders during the Chapter 11 Cases, including pursuant to the Cash Collateral Order, as and when so provided, (iii) a weekly cash flow forecast budget to actuals for each line item in a form to be attached to the DIP Credit Agreement and otherwise acceptable to the DIP Agent, with management commentary on any individual line item with a positive or negative variance of 5.0% or more as compared to the Budget (unless the dollar amount corresponding to such percentage variance is less than $1,000,000, in which case no management commentary shall be required) (the “Weekly Variance Report”), (iv) monthly delivery of operating statements and balance sheets for the Debtors and their consolidated subsidiaries within 15 business days following the end of the applicable period, (v) quarterly store-level operating statements for all properties within 45 days following the end of the applicable period and (vi) reasonable reporting requirements to be agreed with respect to professional fee monitoring no later than June 15, 2020.

The Operative Documents will contain additional requirements that the Debtors’ counsel provide advance copies of all pleadings and/or filings in the Chapter 11 Cases to be made by the Debtors. The Debtors shall also provide copies of any monthly reporting provided to the Bankruptcy Court or the U.S. Trustee.

Other Maintenance Covenants:

The Debtors shall not pay any expenses or other disbursements other than those set forth in the Budget.

The DIP Borrower’s cumulative actual receipts shall not be less than 85% of budgeted receipts for the corresponding test period (the “Permitted Collections Budget Variances”).

The DIP Borrower’s cumulative actual disbursements (excluding professional fees) will be not more than 12.5% greater than the budgeted disbursements for the corresponding test period (the “Permitted Expenditures Budget Variances”).

The DIP Borrower’s cumulative actual disbursements to merchandise vendors (domestic and foreign) will not be more than 10% greater than the budgeted disbursements for the corresponding test period (the “Permitted Inventory Budget Variances”).

The Permitted Collections Budget Variances, Permitted Expenditures Budget Variances, and Permitted Inventory Budget Variances, collectively the “Budget Variances”, in each case, as set forth in the then operative Budget. Notwithstanding anything to the contrary herein, the Debtors and Required Lenders shall agree to include provisions in the Operative Documents providing for the implementation of increased Permitted Expenditures Budget Variances and Permitted Inventory Budget Variances, in each case, in the event that the Debtors are able to more rapidly open store locations than anticipated in the Initial DIP Budget; provided, that Permitted Collections Budget Variances shall be adjusted accordingly to the extent agreed.

The Budget Variances shall each be tested (i) first, on June 6, 2020 on a cumulative basis for the prior two weeks, (ii) second, on June 13, 2020 on a cumulative basis for the prior three weeks, and (iii) at the end of each week thereafter on a cumulative four week basis for the prior four weeks. The Debtors shall deliver a Weekly Variance Report to the DIP Agent by 12:00 p.m., Eastern time, on Friday of each week.

Simultaneously with the delivery of the Weekly Variance Report, the DIP Borrower shall report on consolidated unrestricted book cash as of the end of the preceding week (as reported in the Weekly Variance Report), which shall not be less than $50 million.

By June 1, 2020, the DIP Borrower and its real estate advisors will present to the DIP Agent and the DIP Lenders a summary of lease renegotiation discussions with content of such presentation to be acceptable to the DIP Agent with landlords, including the asks made of each landlord by property. Thereafter, the DIP Borrower shall report on a weekly basis the status of lease renegotiations by property, including any settlements achieved with any landlords by property, to the DIP Agent and the DIP Lenders, with associated terms of such settlements acceptable to the DIP Agent.

By July 1, 2020, the DIP Borrower and its real estate advisors will present to the DIP Agent and the DIP Lenders a proposed monetization strategy of the DIP Borrower’s fee-owned and ground-leased real estate assets, including any offers or indications of value received by property for the last 12 months. Thereafter, the DIP Borrower shall report on a bi-weekly basis any offers or indications of value received by property to the DIP Agent and the DIP Lenders.

Process for construct for monthly reporting on allocation of disbursements by entity to be agreed between Required Lenders and the DIP Borrower by June 15, 2020, which shall be implemented as promptly as practical thereafter and provided on a monthly basis once implemented.

Affirmative Covenants:	The Operative Documents will contain (a) affirmative covenants that are customary for similar debtor-in-possession financings and (b) additional affirmative covenants required by the DIP Lenders and mutually agreeable to the Debtors and shall, in any event, include without limitation (i) the advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the Debtors in the Chapter 11 Cases to the DIP Lenders and their counsel, (ii) compliance with Budget covenants consistent with the section titled “Budget and Variances,” (iii) compliance with the DIP Milestones in the administration of the Chapter 11 Cases, (iv) update meetings and/or calls with the Debtors’ senior management and advisors and the DIP Lenders no less than weekly if requested and (v) one or more members of the Debtors’ senior management team shall be available for discussion with the DIP Lenders upon reasonable notice.

Negative Covenants:	The Operative Documents will contain negative covenants that are (a) customary for similar debtor-in-possession financings and (b) additional negative covenants required by the DIP Lenders and mutually agreeable to the Debtors, and including, without limitation, restrictions on (i) incurrence of additional debt and liens (it being understood that any debt secured by the ABL Priority Collateral on a senior basis shall be capped at the amount of the Prepetition ABL Credit Agreement as of the Petition Date, subject to providing the ability of the DIP Borrower to access renewals or replacements of letters of credit thereunder, in each case, subject to the requirements and terms of the Cash Collateral Order), (ii) asset sales, (iii) investments, (iv) restricted payments, (v) fundamental changes and (vi) affiliate transactions.

Events of Default:

The Operative Documents will contain (a) events of default that are customary for similar debtor-in-possession financings and (b) additional events of default required by the DIP Lenders and mutually agreeable to the Debtors (collectively, the “Events of Default”) and shall, in any event, include without limitation the following (subject to mutually agreeable grace periods as applicable):

(i)  failure to make any payment when due under the Operative Documents;

(ii)   noncompliance with covenants or breaches in any material respect of representations and warranties, in either case, under the Operative Documents;

(iii)   cross-default to any prepetition indebtedness in a principal amount above a threshold to be agreed that is not stayed by the automatic stay in the Chapter 11 Cases;

(iv)  failure to satisfy or stay execution of judgments above a threshold to be agreed;

(v)    the existence of certain employee benefit or environmental liabilities,, which would constitute a material adverse effect;

(vi)  impairment of the Operative Documents or the security interests described in “Security” above;

(vii)  change of ownership or control;

(viii)   a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(ix)  appointment of a responsible officer or examiner with enlarged powers relating to the operation of the business of any Debtor;

(x)    granting of relief from any stay of proceeding (including the automatic stay) so as to allow a third party to proceed against any asset of the Debtors in an amount in excess of $1,000,000 in the aggregate;

(xi)  entry of an order granting any superpriority claim which is senior to or pari passu with the DIP Lenders’ claims under the DIP Facility without the prior consent of the DIP Agent (other than as described under the caption “Priority” above);

(xii)  any termination of the RSA as to all parties thereto, except as to any individual DIP Lender pursuant to Section 12.03 of the RSA;

(xiii)   any Debtor shall have filed, proposed, or supported a plan of reorganization, plan of liquidation, or a motion seeking to approve a sale of any material portion of the Collateral, in each case unless contemplated by, and in accordance with, the RSA or as otherwise agreed to by the DIP Agent;

(xiv) entry of an order staying, reversing, vacating or otherwise modifying, without the prior written consent of the DIP Agent, the DIP Facility, or the DIP Order;

(xv)   payment of, or granting adequate protection with respect to, prepetition debt (other than as contemplated by the Operative Documents) unless otherwise agreed by the DIP Agent;

(xvi) cessation of liens or superpriority claims granted with respect to the Collateral securing the Debtors’ obligations in respect of the DIP Facility to be valid, perfected and enforceable in all respects with the priority described herein;

(xvii)  failure to comply with this DIP Term Sheet, the Operative Documents or any of the DIP Milestones; and

(xviii)  entry into, or the making of any payment in respect of, any critical vendor agreements or otherwise entry into any agreement to pay, or the making of any payment in respect of, any prepetition trade obligations except as consented to by the DIP Agent (which may be via consent to the “first day” orders).

Remedies:

Upon the occurrence and during the continuance of an Event of Default:

(a)   the Required Lenders (as defined below) may direct the DIP Agent, in their discretion, to immediately take any or all of the following actions: (i) deliver a notice of an Event of Default; (ii) charge the Default Rate of interest on the Loans and other outstanding obligations; and (iii) terminate all commitments under the DIP Facility; and

(b)   upon five (5) business days’ written notice from the DIP Lenders, in their sole and absolute discretion, the automatic stay of section 362 of the Bankruptcy Code shall be terminated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of permitting the DIP Lenders Trustee, and counsel to the to do any of the following: (i) foreclose on the Collateral; (ii) enforce all of the guaranty rights; (iii) accelerate all Loans and other outstanding obligations under the DIP Facility; and (iv) declare the principal of and accrued interest, premiums, fees and expenses constituting the obligations under the DIP Facility to be due and payable. Section 362 relief from the stay in favor of the DIP Lenders shall be embodied in any order approving the DIP Facility and the use of cash collateral. At any hearing addressing the exercise of remedies by the DIP Lenders under the Operative Documents, the only objection that may be raised by the Debtors or the Committee shall be whether an Event of Default has in fact occurred and is continuing, and the Debtors and the Committee shall waive their right to seek any relief, whether under section 105 of the Bankruptcy Code or otherwise, that would in any way impair, limit, restrict or delay the rights and remedies of the DIP Agent under the Operative Documents.

Milestones:

The DIP Borrower shall comply with the following chapter 11 milestones which Milestones may be extended in writing by the DIP Agent in its sole and absolute discretion (the “Milestones”):

(a)   on the Petition Date, the Debtors shall have filed a motion seeking approval of the DIP Facility;

(b)   no later than 14 business days following the Petition Date, the Debtors shall have filed a motion to retain Brokers acceptable to the Required Lenders;

(c)   no later than 18 calendar days after the Petition Date, the Bankruptcy Court shall enter an order approving the DIP Credit Agreement, in form and substance satisfactory to the DIP Agent in its discretion as confirmed by the DIP Agent in writing;

(d)   no later than 18 calendar days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order;

(e)   no later than June 15, 2020, the Debtors will have delivered a Lease Optimization Plan and an Owned Real Estate Optimization Plan, each in form and substance acceptable to the Required Lenders;

(f)   no later than June 15, 2020 the Debtors shall have delivered proposed processes and parameters related to a proposed business plan (the “Business Plan”) including those related to vendor agreements, lessor agreements, and go-forward self-funding capability (the “Business Plan Parameters”) to the DIP Lenders;

(g)   no later than June 20, 2020 the Debtors and the Required Lenders shall have agreed on acceptable Business Plan Parameters;

(h)   no later than July 8, 2020, the Debtors shall have delivered a Business Plan (consistent with the agreed acceptable Business Plan Parameters) to the DIP Lenders;

(i) no later than July 14, 2020, the Debtors and the Required Lenders shall have agreed on an acceptable Business Plan;

(j) no later than 90 days after the Petition Date, the Debtors will (unless otherwise provided for in the RSA) have filed either (A) a motion seeking approval of a disclosure statement with respect to a chapter 11 plan that is acceptable to the DIP Agent or (B) a motion seeking approval of bidding procedures and a sale that is acceptable to the DIP Agent;

(k)   no later than 130 days after the Petition Date, the Bankruptcy Court shall have entered an order acceptable to the DIP Agent either approving (A) an acceptable disclosure statement or (B) acceptable bidding procedures;

(l) no later than 160 days after the Petition Date, the Bankruptcy Court shall have entered one or more orders acceptable to the DIP Agent either (A) confirming an acceptable chapter 11 plan or (B) approving an acceptable sale or sales; and

(m) no later than November 15, 2020 the Plan Effective Date shall have occurred.

Toggle Event:

A “Toggle Event” shall occur if either: (x) by July 15, 2020, the failure of 66.7% of the DIP Lenders to approve the Business Plan or (y) by August 15, 2020, the Debtors shall have failed to obtain binding commitments for all third-party financing (on terms acceptable to the Required Lenders) necessary to finance Business Plan in accordance with the other plan provisions of the RSA Term Sheet.

Upon a failure of such condition, the Debtors shall immediately cease pursing the Plan and instead pursue a 363 sale of all of their assets unless otherwise instructed by the Required Lenders and shall seek approval of any relief required to undertake such 363 sale on an expedited basis.

Indemnification:	The DIP Borrower shall indemnify and hold harmless the DIP Agent, each DIP Lender, each of their respective affiliates and each of their respective officers, directors, partners, security-holders, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable and documented fees, expenses and disbursements of their respective specified legal counsel, specified financial advisors or other specified professionals retained by the DIP Agent or DIP Lenders, in each case as agreed and specifically set forth in the Commitment Letter and the Operative Documents1), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case, arising out of or in connection with or by reason of the DIP Facility, the Operative Documents or any of the transactions contemplated thereby, or any actual or proposed use of the

[1]	In all cases, DB, Hillco, Houlihan, Milbank, S&C and others to be determined.

proceeds of the DIP Facility, or any operation of any business by any Debtor. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the DIP Borrower, any of its directors, security-holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Expenses:	Each Debtor shall jointly and severally be obligated to pay all reasonable and documented out-of-pocket costs and expenses of the DIP Lenders and the DIP Agent, including all reasonable and documented fees, expenses and disbursements of their respective specified legal counsel, specified financial advisors or other specified professionals retained by the DIP Agent or DIP Lenders, in each case as agreed and specifically set forth in the Commitment Letter and the Operative Documents[2], in connection with (a) the discussion, negotiation, preparation, execution and delivery of any documents in connection with the proposed financing contemplated by this DIP Term Sheet, including the Operative Documents and the funding of all Loans under the DIP Facility, the administration of the DIP Facility and any amendment, modification or waiver of any provision of the Operative Documents, (b) the interpretation, enforcement or protection of any of their rights and remedies under the Operative Documents or (c) the Chapter 11 Cases.

Other Bankruptcy Matters:

The DIP Order shall be in form and substance reasonably satisfactory to the DIP Agent as confirmed by the DIP Agent in writing (it being understood that any communication by email shall suffice), and all motions relating thereto, shall be in form and substance reasonably satisfactory to the DIP Agent in its discretion and, unless otherwise agreed by the DIP Agent in writing, shall include the following provisions:

(a)   modifying the automatic stay to permit the creation and perfection of the DIP Lenders’ liens on the Collateral;

(b)   prohibiting the assertion of claims arising under section 506(c) of the Bankruptcy Code against any of the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders or, except as expressly

[2]	In all cases, DB, Hillco, Houlihan, Milbank, S&C and others to be determined.

    permitted therein, the commencement by the Debtors of other actions adverse to the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders or any of their respective rights and remedies under the DIP Facility, the Prepetition Term Loan Credit Agreement or the Prepetition First Lien Notes Indenture, as applicable, the DIP Order, or any other order;

(c)   prohibiting the incurrence of any debt with priority equal to or greater than the DIP Facility;

(d)   prohibiting any granting or imposition of liens senior to the liens granted under the Operative Documents;

(e)   authorizing and approving the DIP Facility and the transactions contemplated thereby, including the granting of the superpriority status, security interests and liens and the payment of all premiums and fees, referred to herein;

(f)   acknowledging the validity and enforceability of the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Notes Indenture, the debt outstanding thereunder and the liens granted in connection therewith;

(g)   waiving any and all claims or causes of action against the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee and the Prepetition First Lien Noteholders, whether arising prior to or after the Petition Date including, without limitation, any lender or noteholder liability claims, any subordination claims or any claims under any non-disclosure or confidentiality agreement;

(h)   providing that the DIP Lenders and their respective counsel, advisors and consultants shall be entitled to the benefit of a “good faith” finding pursuant to section 364(e) of the Bankruptcy Code;

(i) providing that the DIP Lenders, the Prepetition First Lien Lenders and the Prepetition First Lien Noteholders reserve the right to credit bid (pursuant to section 363(k) of the Bankruptcy Code and/or applicable law) the Loans (including any prepetition loans or notes rolled-up) and the Prepetition First Lien Obligations, in each case, in whole or in part, in connection with any sale or disposition of assets in the Chapter 11 Cases and shall not be prohibited from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code;

(j) providing that the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee and the Prepetition First Lien Noteholders are entitled to all of the benefits of section 552(b) of the Bankruptcy Code and that the “equities of the case” exception thereunder shall not apply to any of the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee or the Prepetition First Lien Noteholders with respect to proceeds, product, offspring, or profits of any of the collateral securing the Prepetition Term Loan Credit Agreement or the Prepetition First Lien Notes Indenture; and

(k)   providing that in no event shall any of the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders the DIP Agent or the DIP Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral.

Assignments:	Customary for similar debtor-in-possession financings; provided that if no Event of Default has occurred and is continuing, the DIP Borrower’s consent shall be required (except with respect to an assignment to any other DIP Lender or any entity described in the definition of DIP Lender) for assignments of the Loans, which such consent shall not be unreasonably withheld, conditioned or delayed, and the DIP Borrower shall deemed to consent to any such assignment if it is has failed to respond to any such request for consent within five business says thereof.

Required Lenders:	DIP Lenders, as of any date of determination, holding greater than 50% of the outstanding Loans and commitments under the DIP Facility (the “Required Lenders”); provided that the consent of each DIP Lender adversely affected thereby shall be required to any amendment or modification (i) to extend the final maturity of any Loan, (ii) to waive, reduce or postpone any scheduled repayment (but not prepayment) of any Loan, (iii) to reduce the rate of interest on any Loan (other than any waiver of default interest) or any premium set forth in this DIP Term Sheet, (iv) to the definition of Pro Rata Allocation or (v)

that adversely and disproportionately affects such DIP Lender in a material respect relative to the other DIP Lenders taken as a whole (it being understood that, for the avoidance of doubt, any DIP Lender declining an opportunity or option offered ratably to all DIP Lenders shall not constitute disproportionate treatment for purposes of this clause (v)); provided, further, that in each case such adversely affected DIP Lender is in compliance with its funding obligations under the Commitment Letter; provided, further, that any amendment or modification of any of the dates or consents in clauses (f), (g), (h) or (i) of the DIP Milestones related to the Business Plan, the Toggle Event or the funding the Subsequent Borrowing will require the consent of 66.7% of the DIP Lenders.

Governing Law and Submission to Jurisdiction:	State of New York. Exclusive jurisdiction of the Bankruptcy Court, including with respect to the exercise of the remedies by the DIP Lenders and preservation of the value of the Collateral.

Counsel to the DIP Lenders:	Milbank LLP.

Local Counsel to the DIP Lenders:	To be determined.

Counsel to the DIP Agent:	Arnold & Porter.

Schedule II

DIP Carve Out

(a)    Notwithstanding anything to the contrary in this Final Order, the Debtors’ obligations to the DIP Secured Parties and [Prepetition Secured Parties] and the liens, security interests, and superpriority claims granted herein, under the DIP Loan Documents, and/or under the Prepetition Loan Documents, including the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Claims, and the Prepetition Liens, shall be subject in all respects and subordinate to the Carve Out.

(b)    As used in this Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (including any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any Official Committee) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $4,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(c)    Carve Out Reserves. The Debtors shall establish and fund a segregated account (the “Funded Reserve Account”) for purposes of funding the Carve Out. The Funded Reserve Account will be funded first from the [DIP Proceeds Account], then from the DIP Priority Collateral. Notwithstanding anything to the contrary in this Order, the DIP Documents, or the Prepetition Loan Documents, (i) in no circumstances (which, for the avoidance of doubt, includes, but is not limited to, an Event of Default or a termination of the DIP Credit Agreement or DIP Loan Documents) shall the Debtors be prohibited in any way from accessing or drawing upon the [DIP Proceeds Account] for the purpose of funding the Funded Reserve Account, and (ii) the [DIP Proceeds Account] shall not be ABL Priority Collateral or Prepetition ABL Collateral. Upon entry of this Order, the Debtors will deposit into the Funded Reserve Account an amount equal to the aggregate amount of Allowed Professional Fees projected to accrue from entry of this Order through June 30, 2020 (the “Initial Funded Reserve Amount”), which, for the avoidance of doubt, shall not include the Post-Carve Out Trigger Notice Cap. Commencing July 1, 2020 (or the first business day thereafter), on the first business day of each month, the Debtors shall deposit in the

Funded Reserve Account an amount equal to the aggregate amount of Allowed Professional Fees (excluding restructuring, sale, financing, or other success fees) projected to accrue for the following month in the Budget plus twenty percent of such aggregate amount of Allowed Professional Fees in the following month in the Budget (the “Monthly Funded Reserve Amount”). Each Professional Person may deliver to the Debtors a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred in the preceding month (each such statement, a “Fee Statement”), and to the extent the amount of Allowed Professional Fees accrued and claimed in a Fee Statement exceeds the Initial Funded Reserve Amount or the Monthly Funded Reserve Amount for the applicable period or month, respectively, and such fees and expenses have otherwise not been paid by the Debtors, the Debtors shall, within one business day, fund additional amounts into the Funded Reserve Account equal to the difference between, as applicable, the Initial Funded Reserve Amount or the Monthly Funded Reserve Amount and the amount accrued and claimed in the applicable Fee Statement (each, a “Top Off Amount”). At any time, if the Debtors in good faith believe a restructuring, sale, financing, or other success fee has been earned by a Professional Person and is then due and payable, the Debtors shall deposit in the Funded Reserve Account an amount equal to such fee. Upon entry of the Order, the Debtors shall deposit into the Funded Reserve Account an amount equal to (i) the Post Carve Out Trigger Notice Cap plus (ii) the amounts contemplated under (b)(i) and (ii) above. The Funded Reserve Account shall be maintained, and the funds therein (the “Funded Reserve Amount”) shall be held in trust for the benefit of Professional Persons. Any and all amounts in the Funded Reserve Account shall not be subject to any cash sweep and/or foreclosure provisions in the Prepetition Loan Documents or DIP Loan Documents and neither the [Prepetition Secured Parties] nor the DIP Secured Parties shall be entitled to sweep or foreclose on such amounts notwithstanding any provision to the contrary in the [Prepetition Loan Documents] or DIP Loan Documents. Notwithstanding the foregoing, any and all payments to Professional Persons allowed by the Court (excluding restructuring, sale, financing, or other success fees) shall be paid first from the Funded Reserve Account.

(d)    On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors in accordance with paragraph [[    ](b)] above, with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, including cash in the DIP Proceeds Account, to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees in excess of the Funded Reserve Amount; provided that in the event that a Termination Declaration Date occurs, Professional Persons shall have two business days to deliver additional Fee Statements to the Debtors, and the Debtors shall fund into the Funded Reserve Amount and Top Off Amounts. The Debtors shall deposit and hold such amounts in the Funded Reserve Account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, including cash in the DIP Proceeds Account, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post Carve Out Trigger Notice Cap to the extent not already funded (including upon entry of the Order as set forth above). The Debtors shall deposit and hold such amounts in a segregated account at an institution designated by the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash (or other form of payment pursuant to an Acceptable Plan), and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Parties] in accordance with their rights and priorities as set forth herein. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash (or other form of payment pursuant to an Acceptable Plan), and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Parties] in accordance with their rights and priorities as set forth herein. Notwithstanding anything to the contrary in the DIP Loan Documents, or this Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [    ], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [    ], prior to making any payments to the DIP Agent or the [Prepetition Secured Parties], as applicable. Notwithstanding anything to the contrary in the DIP Loan Documents or this Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the [Prepetition Agents] shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Loan Documents. Further, notwithstanding anything to the contrary in this Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Order, the DIP Loan Documents, or in any Prepetition Loan Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, the Prepetition Liens, and the DIP Superpriority Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Obligations.

(e)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out and shall be funded first from the Funded Reserve Account.

(f)    No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agent, DIP Lenders, or the [Prepetition Secured Parties] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.

Nothing in this Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the [Prepetition Secured Parties], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar for-dollar basis.

Annex 25

Exculpation and Release Language

[5]	[NOTE – ALL DEFINITIONS SUBJECT TO REVIEW AND CHANGE BASED ON PLAN STRUCTURE]

Defined Terms6

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

“Causes of Action” means claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

“Disinterested Directors’ Settlement” means the settlement negotiated by and among the Disinterested Directors regarding Debtor Intercompany Claims incorporated in [this Plan].

“Exculpated Party” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the ABL Agent; (d) the ABL Lenders; (e) the Term Loan Agent; (f) the Term Loan Lenders; (g) the First Lien Notes Trustee; (h) the First Lien Noteholders; (i) the Second Lien Notes Trustee; (j) the Second Lien Noteholders; (k) the Unsecured Notes Trustee; (l) the Unsecured Noteholders; (m) the Plan Sponsors; (n) the DIP Agent; (o) the DIP Lenders; (p) the Consenting First Lien Lenders; (q) the Plan Administrator; (r) with respect to each of the foregoing parties in clauses (a) through (q), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (s) with respect to each of the foregoing parties in clauses (a) through (r), each of such party’s current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals.

“Released Party” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Wind-Down Debtors; (d) the Plan Administrator; (e) the ABL Agent; (f) the ABL Lenders; (g) the Term Loan Agent; (h) the Term Loan Lenders; (i) the First Lien Notes Trustee; (j) the First Lien Noteholders; (k) the Second Lien Notes Trustee; (l) the Second Lien Noteholders; (m) the Unsecured Notes Trustee; (n) the Unsecured Noteholders; (o) the Plan Sponsors; (p) the DIP Agent; (q) the DIP Lenders; (r) the Consenting First Lien Lenders; (s); with respect to each of the foregoing parties in clauses (a) through (r), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; and (r) with respect to each of the foregoing parties in clauses (a) through (r), each of such party’s current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board

[6]	Capitalized terms used but not defined in this Annex 2 to the RSA Term Sheet shall have the meanings ascribed to them in the Plan.

members, investment advisors, and other professionals; provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan, or (z) votes to reject the Plan shall not be a “Released Party.”

“Releasing Party” means each of the following, solely in its capacity as such: (a) the ABL Agent; (b) the ABL Lenders; (c) the Term Loan Agent; (d) the Term Loan Lenders; (e) the First Lien Notes Trustee; (f) the First Lien Noteholders; (g) the Second Lien Notes Trustee; (h) the Second Lien Noteholders; (i) the Unsecured Notes Trustee; (j) the Unsecured Noteholders; (k) the Plan Sponsors; (l) the DIP Agent; (m) the DIP Lenders; (n) the Consenting First Lien Lenders; (o) with respect to the foregoing clauses (a) through (n), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, and management companies; (p) with respect to each of the foregoing parties in clauses (a) through (o), each of such party’s current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals; and (q) all holders of Claims or Interests; provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan, or (z) votes to reject the Plan shall not be a “Releasing Party.”

Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, the Wind-Down Debtors, and their Estates from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Disinterested Directors’ Settlement, as well as other Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: the Debtors or the Wind-Down Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ or the or the Wind-Down Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transactions, the Tax Sharing Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, Wind-Down Debtor, and Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Disinterested Directors’ Settlement, as well as other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Wind-Down Debtors, or their Estates (as applicable), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Wind-Down Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ or the Wind-Down Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Tax Sharing Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Disinterested Directors’ Settlement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

EXHIBIT B

Company Parties

Future Source, LLC

J. C. Penney Company, Inc.

J. C. Penney Corporation, Inc.

J. C. Penney de Guatemala, Sociedad Anonimad

J. C. Penney de Honduras, S.A.

J. C. Penney Direct Marketing Services, LLC

J. C. Penney Export Merchandising Corporation

J. C. Penney Business Information Consulting (Shanghai) Co., Ltd.

J. C. Penney International, Inc.

J. C. Penney Korea

J. C. Penney Properties, LLC

J. C. Penney Purchasing Corporation

J. C. Penney Purchasing Hong Kong Limited

J. C. Penney Purchasing India Private Limited

J. C. Penney Services India Private Limited

JCP Construction Services, Inc.

JCP Media, Inc.

JCP New Jersey, LLC

JCP Procurement, Inc.

JCP Real Estate Holdings, LLC

JCP Realty, LLC

JCP Telecom Systems, Inc.

JCPenney Insurance Agency, Inc.

JCPenney Puerto Rico, Inc.

JCPenney Services, LLC

jcpSSC, Inc.

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                      (the “Agreement”)1 by and among J. C. Penney Company, Inc. (“JCP”) and its affiliates and subsidiaries bound thereto and the Consenting First Lien Lenders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting First Lien Lenders” and a [“Consenting Term Lender”] [“Consenting First Lien Noteholder”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed the above-named Transferee, its affiliates and its and their respective accounts and funds managed or advised by any of them or other entities that hold interests directly or indirectly on behalf of such Transferee, its affiliates its and their respective accounts and funds managed or advised by any of them

[ABL Loans]

First Lien Notes

[Second Lien Notes]

[Unsecured Notes]

Term Loans

[Equity Interests]

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT D

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                      (the “Agreement”),1 by and among J. C. Penney Company, Inc. (“JCP”) and its affiliates and subsidiaries bound thereto and the Consenting First Lien Lenders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a [“Consenting Term Lender”] [“Consenting First Lien Noteholder”] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed the above-named Joinder Party, its affiliates and its and their respective accounts and funds managed or advised by any of them or other entities that hold interests directly or indirectly on behalf of such Joinder Party, its affiliates its and their respective accounts and funds managed or advised by any of them

[ABL Loans]

First Lien Notes

[Second Lien Notes]

[Unsecured Notes]

Term Loans

[Equity Interests]

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.